Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated

March 23, 2023

by and among

BESTPATH IOT TECHNOLOGY LTD.,

BESTPATH (SHANGHAI) IOT TECHNOLOGY CO., LTD. (轻程（上海）物联网科技有限公司),

BESTPATH GROUP LIMITED,

BESTPATH MERGER SUB I LIMITED,

BESTPATH MERGER SUB II INC.,

and

AQUARON ACQUISITION CORP.

i

3.28	Tax Matters	37
3.29	Environmental Laws	38
3.30	Powers of Attorney and Suretyships	38
3.31	Directors and Officers	38
3.32	Certain Business Practices	39
3.33	Money Laundering Laws	39
3.34	Not an Investment Company	39
3.35	Privacy and Data Protection	39
3.36	No Alternative Transactions	39
3.37	Brokers and Finders.	40
3.38	No Additional Representations or Warranties	40

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SPAC		40

4.1	Corporate Existence and Power	40
4.2	Corporate Authorization	40
4.3	Governmental Authorization	40
4.4	Non-Contravention	40
4.5	Capitalization	41
4.6	Information Supplied	41
4.7	Trust Fund	41
4.8	Listing	41
4.9	Reporting Company	42
4.10	No Market Manipulation	42
4.11	Board Approval	42
4.12	SPAC SEC Documents and Financial Statements	42
4.13	Litigation	43
4.14	Compliance with Laws	43
4.15	Money Laundering Laws	43
4.16	OFAC	43
4.17	Not an Investment Company	43
4.18	Tax Matters.	44
4.19	Contracts	45
4.20	No Alternative Transactions	45
4.21	Brokers and Finders.	45
4.22	No Outside Reliance	45
4.23	Business Activities.	46

ARTICLE V COVENANTS OF THE COMPANY GROUP AND THE SPAC PENDING CLOSING		46

5.1	Conduct of the Business	46
5.2	Access to Information	49
5.3	Notices of Certain Events	50
5.4	Financial Information	50
5.5	Trust Account	50
5.6	Directors’ and Officers’ Indemnification and Insurance	51

ARTICLE VI COVENANTS OF THE COMPANY GRPOUP		52

6.1	Reporting and Compliance with Laws	52
6.2	Reasonable Best Efforts to Obtain Consents	52
6.3	Annual and Interim Financial Statements	52
6.4	Trust Extension	52
6.5	Lock-Up Agreement	53
6.6	PIPE Transaction.	53
6.7	Reorganization	54
6.8	Termination of Sponsor Promissory Notes	54

ARTICLE VII COVENANTS OF ALL PARTIES HERETO		54

7.1	Reasonable Best Efforts; Further Assurances	54
7.2	Tax Matters.	54
7.3	Settlement of the SPAC’s Liabilities	56
7.4	Compliance with SPAC Agreements	56
7.5	Registration Statement	56
7.6	Registration Rights Agreements	57
7.7	Confidentiality	57
7.8	PIPE Investment	58
7.9	New Regulation Filing.	58

ARTICLE VIII CONDITIONS TO CLOSING		58

8.1	Conditions to the Obligations of Each Party	58
8.2	Additional Conditions to Obligations of the SPAC	59
8.3	Additional Conditions to Obligations of the Company	60

ARTICLE IX NO SURVIVAL		61

9.1	No Survival.	61

ARTICLE X DISPUTE RESOLUTION		61

10.1	Arbitration	61
10.2	Waiver of Jury Trial; Exemplary Damages	62

ARTICLE XI TERMINATION		63

11.1	Termination Without Default	63
11.2	Termination Upon Default	63
11.3	Effect of Termination	63
11.4	Survival	63

ARTICLE XII MISCELLANEOUS		64

12.1	Notices	64
12.2	Amendments; No Waivers; Remedies	65
12.3	Arm’s Length Bargaining; No Presumption Against Drafter	65
12.4	Publicity	65
12.5	Expenses	66
12.6	No Assignment or Delegation	66
12.7	Governing Law	66
12.8	Counterparts; Facsimile Signatures	66
12.9	Entire Agreement	66
12.10	Severability	66
12.11	Construction of Certain Terms and References; Captions	66
12.12	Further Assurances	67
12.13	Third Party Beneficiaries	67
12.14	Waiver	67
12.15	Specific Performance	67

SCHEDULE I Company Disclosure Letter

SCHEDULE II SPAC Disclosure Letter

SCHEDULE III Reorganization Plan

INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Company Shareholders Lock-Up Agreement
Exhibit B	Form of Registration Rights Agreement
Exhibit C	Form of PubCo Corporation Organizational Documents
Exhibit D	Form of Surviving Corporation Organizational Documents
Exhibit E	Form of SPAC Merger Certificate

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of March 23, 2023 (the “Signing Date”), by and among Bestpath IoT Technology Ltd., an exempted company incorporated in Cayman Islands (the “Holdco”), Bestpath (Shanghai) IoT Technology Co., Ltd. (轻程（上海）物联网科技有限公司), a limited liability company incorporated in the PRC (the “Company”), Bestpath Group Limited, an exempted company incorporated in Cayman Islands (the “PubCo”), Bestpath Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), Bestpath Merger Sub II Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and Aquaron Acquisition Corp., a Delaware corporation (the “SPAC”).

W I T N E S S E T H:

A. The Company, through its wholly owned and Controlled (as defined below) subsidiaries, is principally engaged in the business of (i) research and development, manufacturing and sales of hydrogen fuel cell vehicles and (ii) construction of hydrogen refueling stations for the provision of hydrogen supply services (the “Business”);

B. Holdco is a newly formed entity and was formed for the purpose of effecting a reorganization of the Company in the manner set forth on Schedule III (the “Reorganization”) and participating in the transactions contemplated below;

C. Holdco directly owns all the issued and outstanding shares of Bestpath (BVI) IoT Technology Ltd. (Registration Number: 2100140) (“Bestpath BVI”), which in turn directly owns all the issued and outstanding shares of Bestpath (Hong Kong) IoT Technology Limited (“Bestpath HK”). Upon the completion of the Reorganization, Bestpath HK will directly own all the then-issued and outstanding equity interests in the Company;

D. SPAC is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities;

E. PubCo is a newly formed entity, wholly owned by the Holdco, and was formed for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Surviving Corporation (as defined below) and SPAC;

F. Merger Sub 1 is a newly incorporated Cayman Islands exempted company with limited liability, wholly owned by PubCo, and was formed for the purpose of effectuating the Initial Merger (as defined below);

G. Merger Sub 2 is a newly incorporated Delaware corporation, wholly owned by PubCo, and was formed for the purpose of effectuating the SPAC Merger (as defined below);

H. Upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the Cayman Islands Companies Act (as revised) (the “Cayman Companies Act”), as applicable, (a) Merger Sub 1 will merge with and into the Holdco (the “Initial Merger”), the separate existence of Merger Sub 1 will cease and the Holdco will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo (the Holdco is hereinafter referred to for the periods from and after the Initial Merger Effective Time (as defined below) as the “Surviving Corporation”), and (b) following confirmation of the effective filing of the Initial Merger, Merger Sub 2 will merge with and into SPAC (the “SPAC Merger”, and together with the Initial Merger, the “Mergers”), the separate existence of Merger Sub 2 will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo;

I. Upon the Initial Merger Effective Time, the holders of Holdco Shares (as defined below) will receive ordinary shares of PubCo (“PubCo Ordinary Shares”) in accordance with this Agreement, the Plan of Initial Merger (as defined below), and the PubCo Organizational Documents, and upon the SPAC Merger Effective Time (as defined below), the holders of SPAC Common Stock will receive PubCo Ordinary Shares;

J. The board of directors of SPAC (the “SPAC Board”) has determined that this Agreement and the transactions contemplated by this Agreement are fair and advisable to, and in the best interests of SPAC and its stockholders and consequently it has approved the Mergers and adopted this Agreement and has determined to recommend that the stockholders of SPAC adopt, authorize and approve this Agreement and the Mergers contemplated by this Agreement;

K. Each of the board of directors of the Company, the board of directors of Holdco, the board of directors of PubCo, the board of directors of Merger Sub 1, the board of directors of Merger Sub 2 has determined that this Agreement and the transactions contemplated by this Agreement are fair and advisable to, and in the best interests of the Company, Holdco, PubCo, Merger Sub1, Merger Sub 2 and their respective shareholders and consequently has approved the transactions contemplated by this Agreement and adopted this Agreement;

L. On or prior to the date hereof, certain shareholders of the Company, representing at least fifty percent (50%) of the equity interests in the Company, have each entered into that certain voting and support agreement(the “Voting and Support Agreement”), pursuant to which each such holder agrees to, among other things, vote in favor of the transactions contemplated by this Agreement;

M. On or prior to the date hereof, the Sponsor has entered into and delivered a support agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed, among others, to vote in favor of this Agreement and the transactions contemplated hereunder at the SPAC Special Meeting in accordance with the Insider Letter; and

N. For U.S. federal income tax purposes, (a) it is intended that (i) for purposes of applying Section 351 of the Code to the Transactions, the existence of Merger Sub 1 and Merger Sub 2 will be disregarded as transitory entities formed to effect the acquisition by PubCo of all of the Holdco Shares, SPAC Common Shares and SPAC Rights, (ii) taken together, the exchange of Holdco Shares for PubCo Ordinary Shares and the conversion of shares of Merger Sub 1 to Holdco Shares pursuant to the Initial Merger and the exchange of SPAC Common Stock and SPAC Rights for PubCo Ordinary Shares and the conversion of shares of Merger Sub 2 to SPAC Common Shares and SPAC Rights pursuant to the SPAC Merger will qualify as a tax-deferred exchange under Section 351(a) of the Code ((i) and (ii), together, the “Section 351 Qualification”), (b) it is intended that the Initial Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, (c) this Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder, and (d) the exchange of SPAC Common Stock and SPAC Rights for PubCo Ordinary Shares will not result in gain being recognized under Section 367(a)(1) of the Code by any U.S. stockholder of SPAC (other than any U.S. stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)) ((a), (b), (c) and (d), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Acquisition Entities” has the meaning set forth in the Preamble.

1.3 “Additional Agreements” means the Company Shareholders Lock-up Agreement, the Registration Rights Agreement, the Voting and Support Agreement, the Sponsor Support Agreement, and all other agreements, certificates and instruments executed and delivered by the Holdco, Company, SPAC, PubCo, Merger Sub 1 or Merger Sub 2 in connection with the transactions contemplated by this Agreement and other Transaction Documents.

1.4 “Additional SPAC SEC Documents” has the meaning set forth in Section 4.12.

1.5 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.6 “Agreement” has the meaning set forth in the Preamble.

1.7 “Alternative Transaction” has the meaning set forth in Section 5.1(d).

1.8 “Alternative Proposal” has the meaning set forth in Section 5.1(d).

1.9 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.10 “Bestpath BVI” has the meaning set forth in the Preamble.

1.11 “Bestpath HK” has the meaning set forth in the Preamble.

1.12 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.13 “Business” has the meaning set forth in the Recitals.

1.14 “Business Combination” has the meaning set forth in Section 4.11.

1.15 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, the PRC, Hong Kong or the Cayman Islands are authorized or required to close for business.

1.16 “Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

1.17 “Closing” has the meaning set forth in Section 2.3(a).

1.18 “Closing Date” has the meaning set forth in Section 2.3(a).

1.19 “Code” means the Internal Revenue Code of 1986, as amended.

1.20 “Company” has the meaning set forth in the Preamble.

1.21 “Company Equity Interest” means the equity interest in the Company represented in the form of the Company’s registered capital.

1.22 “Company Group” means the Holdco, the Company and their respective Subsidiaries, collectively.

1.23 “Company Group Consent” has the meaning set forth in Section 3.10.

1.24 “Company Shareholders Lock-up Agreement” means the agreement in substantially the form attached hereto as Exhibit A.

1.25 “Company Transaction Expenses” means any reasonable out-of-pocket fees and expenses payable by any member of the Company Group or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and execution of this Agreement, the Additional Agreements and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any member of the Company Group at or after the Closing pursuant to any agreement to which any member of the Company Group is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to governmental Authorities in connection with the Transactions.

1.26 “Continental” has the meaning set forth in Section 4.7.

1.27 “Contracts” means the Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any party hereto (with respect to the Company, including any of its Subsidiary) is a party or by which any of its respective assets are bound, including any entered into by any party hereto with respect to the Company, including any of its Subsidiary) in compliance with Section 5.1 after the Signing Date and prior to the Closing.

1.28 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.29 “Copyrights” has the meaning given to such term in the definition of “Intellectual Property Right”.

1.30 “COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

1.31 “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any governmental Authority or industry group in connection with or in response to COVID-19.

1.32 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Investment Management Trust Agreement.

1.33 “DGCL” has the meaning set forth in the Recitals.

1.34 “Earn-out Event” means the Earn-out Event I or the Earn-out Event II.

1.35 “Earn-out Event I” means the date on which the PubCo reporting its consolidated revenue of no less than RMB60,000,000 for the fiscal year ended on September 30, 2023 as indicated in its audited consolidated financial statements for such fiscal year.

1.36 “Earn-out Event II” means the date on which the PubCo reporting its consolidated revenue of no less than RMB100,000,000 for the fiscal year ended on September 30, 2024 as indicated in its audited consolidated financial statements for such fiscal year.

1.37 “Earn-out Incentive Plan” has the meaning set forth in Section 2.6(b).

1.38 “Earn-out Shares” has the meaning set forth in Section 2.7.

1.39 “Environmental Laws” means all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.40 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.41 “Financial Statements” has the meaning set forth in Section 3.11(a).

1.42 “Fixed Incentive Plan” has the meaning set forth in Section 2.6(a).

1.43 “Fully-Diluted Holdco Shares” shall mean, without duplication, the sum of (i) issued and outstanding Holdco Shares immediately prior to the Initial Merger Effective Time determined on an as-converted basis; plus (b) the number of Holdco Share issuable upon the exercise conversion or other exchange of outstanding convertible notes, warrants, options or other rights to acquire Holdco Shares, as applicable, issued and outstanding immediately prior to the Initial Merger Effective Time.

1.44 “Fundamental Representations” means the representations and warranties of the Warrantors set forth in Section 3.1 (Corporate Existence and Power), Section 3.2 (Authority), Section 3.3 (Governmental Authorization), Section 3.4 (Non-Contravention), Section 3.5 (Capital Structure), Section 3.11 (Financial Statements).

1.45 “Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.46 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.47 “Holdco Exchange Ratio” means the quotient obtained by dividing the Price per Holdco Share by US$10.00 (ten dollars).

1.48 “Holdco Organizational Documents” means the memorandum and articles of association of Holdco.

1.49 “Holdco Resolution” means a special resolution approving this Agreement and the transactions contemplated hereby, including the amalgamation of the Holdco pursuant to the Cayman Companies Act and the Holdco’s Organizational Documents.

1.50 “Holdco Shares” means the ordinary shares, par value US$0.01 each, of the Holdco, as equitably adjusted for share split, share combination, recapitalization or similar events.

1.51 “Holdco Shareholders” means the holders of Holdco Shares.

1.52 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.53 “Insider Letter” means the letter dated October 3, 2022 to the SPAC from the Sponsor and other parties, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the SPAC with the SEC on October 7, 2022.

1.54 “Intellectual Property Right” means all intellectual property right, including any and all rights, title, and interest, in any jurisdiction throughout the world, in or to the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all published and unpublished applications for any of the foregoing (and any patents, utility models, and industrial design that issue as a result of those applications), together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals, substitutions, and reexaminations thereof, or any counterparts and foreign equivalents thereof (collectively “Patents”); (b) all registered and unregistered trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, taglines, corporate and business names, and all applications, registrations, and renewals in connection therewith, and other indicia of source, together with all goodwill symbolized or associated therewith (collectively, “Trademarks”); (c) Internet domain names, IP addresses, and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, registered and unregistered copyrights, all copyrights and rights in databases, mask works and design rights, and all applications, registrations, and renewals in connection therewith, and all moral rights associated with any of the foregoing (collectively “Copyrights”); (e) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, research, clinical and regulatory data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively “Trade Secrets”); (f) all rights in Software; (g) rights of publicity and privacy; and (h) rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

1.55 “Intended Tax Treatment” has the meaning set forth in the Recitals.

1.56 “Inventory” has the meaning set forth in the UCC.

1.57 “Investment Management Trust Agreement” means the investment management trust agreement made as of October 3, 2022 by and between the SPAC and Continental, as filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the SPAC with the SEC on October 7, 2022.

1.58 “IPO” means the initial public offering of SPAC pursuant to the IPO Prospectus.

1.59 “IPO Prospectus” has the meaning set forth in Section 12.14.

1.60 “Key Personnel” has the meaning set forth under Section 3.23(a).

1.61 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.62 “Leases” means the leases set forth on Schedule 1.54 of the Company Disclosure Letter attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.63 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.64 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.65 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, which would prevent the Company from operating its Business in the same manner as on the date of this Agreement and on the Closing Date, provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the SPAC; (vi) any matter of which SPAC is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.66 “Merger Consideration Shares” has the meaning set forth under Section 2.1(g)(ii).

1.67 “Mergers” has the meaning set forth in the Recitals.

1.68 “Merger Sub 1” has the meaning set forth in the Preamble.

1.69 “Merger Sub 2” has the meaning set forth in the Preamble.

1.70 “Merger Sub 1 Share” has the meaning set forth in Section 3.5(c)(i).

1.71 “Merger Sub 2 Share” has the meaning set forth in Section 3.5(c)(i).

1.72 “Nasdaq” means the Nasdaq Stock Market.

1.73 “Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association, notice of articles and articles or similar organizational documents, in each case, as amended.

1.74 “Patents” has the meaning given to such term in the definition of “Intellectual Property Right”.

1.75 “Payment Spreadsheet” has the meaning set forth under Section 2.1(g).

1.76 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the SPAC; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company Group so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company Group of any Contract or Law, and (D) the Liens set forth on Schedule 1.66 of the Company Disclosure Letter; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

1.77 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.78 “Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, any other information that allows the identification of such Person or enables access to such Person’s financial information or that is defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

1.79 “PIPE Documents” means subscription agreements or securities purchase agreements to be entered among the SPAC, the Company or its Affiliates and certain investors in connection with the PIPE Investment, together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, and any related agreements.

1.80 “PIPE Investment” has the meaning set forth in Section 6.6.

1.81 “Plan of Initial Merger” means the plan of merger for the purpose of effecting the Initial Merger in form and substance acceptable to the Holdco and SPAC and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act.

1.82 “PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

1.83 “PRC Establishment Documents” means with respect to a company incorporated under the Laws of the PRC, collectively, its Organizational Documents, approval documents, certificates of approval and legal person business license.

1.84 “Pre-Closing Period” means any period that ends on or before the Closing Date or with respect to a period that includes but does not end on the Closing Date, the portion of such period through and including the day of the Closing.

1.85 “Price per Holdco Share” means the quotient, expressed as a dollar number, obtained by dividing US$1,200,000,000 by the Fully-Diluted Holdco Shares.

1.86 “Privacy Laws” means all applicable United States state and federal Laws, and the laws of applicable jurisdictions, relating to privacy and protection of Personal Data which are from time to time applicable to the Company Group, including the General Data Protection Regulation; and any and all similar state and federal Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

1.87 “Proxy Statement” has the meaning set forth in Section 7.5(a).

1.88 “PubCo” has the meaning set forth in the Preamble.

1.89 “PubCo Incentive Plan” has the meaning set forth in Section 2.6.

1.90 “PubCo Ordinary Shares” means the PubCo’s ordinary shares, par value US$0.0001 per share.

1.91 “PubCo Organizational Documents” means the memorandum of association and articles of association of PubCo, substantially in the form attached hereto as Exhibit C to be adopted by PubCo prior to Closing.

1.92 “PubCo Securities” means the PubCo Ordinary Shares and PubCo UPO, collectively.

1.93 “PubCo UPO” means the option issued to Chardan Capital Markets, LLC and/or its designees upon conversion of the SPAC UPO, exercisable pursuant to the terms of the SPAC UPO Agreement.

1.94 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.95 “Registration Rights Agreement” means the agreement in the form attached as Exhibit B hereto.

1.96 “Reorganization” has the meaning set forth under the Recitals.

1.97 “Reorganization Plan” means the plan in relation to the Reorganization, attached hereto as Schedule III.

1.98 “RMB” means Renminbi, the lawful currency of the PRC.

1.99 “Required Holdco Shareholder Approval” means either (a) the approval of the Holdco Resolution by Holdco Shareholders at a meeting of the Holdco Shareholders to be convened for the purpose of considering such resolution; or (b) the approval of the Holdco Resolution by the written consent of all of the Holdco Shareholders.

1.100 “Required SPAC Stockholder Approval” has the meaning set forth in Section 8.1(d).

1.101 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.102 “SEC” means the Securities and Exchange Commission.

1.103 “Section 351 Qualification” has the meaning set forth in the Recitals.

1.104 “Securities Act” means the Securities Act of 1933, as amended.

1.105 “Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company Group. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company Group.

1.106 “Signing Date” has the meaning set forth in the Preamble.

1.107 “Software” means all computer software, applications, and programs (and all versions, releases, fixes, patches, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

1.108 “SPAC” has the meaning set forth in the Preamble.

1.109 “SPAC Common Stock” means the SPAC’s shares of common stock, par value US$0.0001 per share.

1.110 “SPAC Fee Cap” means US$2,900,000.

1.111 “SPAC Financial Statements” means, collectively, the financial statements and notes contained or incorporated by reference in the SPAC SEC Documents and the Additional SPAC SEC Documents.

1.112 “SPAC Governmental Approval” has the meaning set forth in Section 4.3.

1.113 “SPAC Initial Stockholders” means the stockholders of SPAC immediately prior to the IPO, including SPAC’s directors, officers and the Sponsor.

1.114 “SPAC Private Units” means the units, each consisting of one share of SPAC Common Stock and one SPAC Right that the SPAC Initial Stockholders purchased from the SPAC in a private placement.

1.115 “SPAC Public Units” means the units, each consisting of one share of SPAC Common Stock and one SPAC Right that were issued in the IPO.

1.116 “SPAC Registration Rights Agreement” has the meaning set forth in Section 7.6.

1.117 “SPAC Right” means the issued and outstanding rights of SPAC, each such right convertible into one-fifth (1/5) of a share of SPAC Common Stock at the closing of a Business Combination.

1.118 “SPAC Shares Redemption” has the meaning set forth in Section 5.5.

1.119 “SPAC SEC Documents” has the meaning set forth in Section 4.12(a).

1.120 “SPAC Securities” means the SPAC Common Stock, SPAC Units, SPAC Rights and SPAC Private Units, collectively.

1.121 “SPAC Special Meeting” has the meaning set forth in Section 7.5(a).

1.122 “SPAC Stockholder” means any holder of any shares of SPAC Common Stock.

1.123 “SPAC Stockholder Approval Matters” has the meaning set forth in Section 7.5(a).

1.124 “SPAC Transaction Expenses” means any reasonable out-of-pocket fees and expenses paid or payable by the SPAC or the Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and execution of this Agreement and the Additional Agreements and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (B) any and all filing fees to the governmental Authorities in connection with the Transactions.

1.125 “SPAC Units” means, collectively, the SPAC Private Units and the SPAC Public Units.

1.126 “SPAC UPO” means the option issued to Chardan Capital Markets, LLC and/or its designees, to purchase an aggregate of 97,509 SPAC Units at a price of US$11.50 per SPAC Unit.

1.127 “SPAC UPO Agreement” means that certain unit purchase option issued on October 14, 2022 by the SPAC of an aggregate of 97,509 units of Aquaron Acquisition Corp.

1.128 “Sponsor” means Aquaron Investment LLC, a Delaware limited liability company.

1.129 “Sponsor Promissory Notes” means, collectively, (i) the promissory note issued by the SPAC to the Sponsor in the principal amount of US$100,000 dated as of February 8, 2023, and (ii) the promissory note issued by the SPAC to the Sponsor in the principal amount of US$140,000 dated as of February 23, 2023.

1.130 “Sponsor Support Agreement” has the meaning set forth in the Recitals.

1.131 “Stockholder Merger Consideration” means, with respect to each SPAC Stockholder or Holdco Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all PubCo Ordinary Shares receivable by such SPAC Stockholder pursuant to Section 2.2(g)(ii) or Holdco Shareholder pursuant to Section 2.1(g)(i) (and with respect to each such Holdco Shareholder, as allocated in accordance with the Payment Spreadsheet).

1.132 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.133 “Surviving Corporation” has the meaning set forth in the Recitals.

1.134 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property, including the items listed on Schedule 3.14(a) of the Company Disclosure Letter.

1.135 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.136 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.137 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.138 “Trade Secrets” has the meaning given to such term in the definition of “Intellectual Property Right”.

1.139 “Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto and the Additional Agreements.

1.140 “Transactions” means, collectively, the Mergers and each of the other transactions contemplated by this Agreement or any of the Additional Agreements.

1.141 “Trademarks” has the meaning given to such term in the definition of “Intellectual Property Right”.

1.142 “Transfer Taxes” means transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by the SPAC or the Company Group.

1.143 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.144 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.145 “US$” means U.S. dollars, the legal currency of the United States.

1.146 “Warrantors” means, collectively, the Holdco and the Company.

ARTICLE II
TRANSACTION; CLOSING

2.1 The Initial Merger.

(a) Initial Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Companies Act, at the Initial Merger Effective Time, Merger Sub 1 shall be merged with and into Holdco, and the separate corporate existence of Merger Sub 1 shall cease, and Holdco, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo.

(b) Effect of the Initial Merger. From and after the Initial Merger Effective Time, the effect of the Initial Merger shall be as provided in accordance with the applicable provisions of this Agreement, the Plan of Initial Merger and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Initial Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub 1 and the Holdco shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Merger Sub 1 and the Holdco set forth in this Agreement to be performed after the Initial Merger Effective Time.

(c) Execution and Filing of Initial Merger Filing Documents. At the Closing, and prior to the SPAC Merger, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided that this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 1 and the Holdco shall cause the Plan of Initial Merger, together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act or by any other applicable Law to make the Initial Merger effective (collectively, the “Initial Merger Filing Documents”), to be executed and duly submitted for filing with the Cayman Islands Registrar in accordance with the applicable provisions of the Cayman Companies Act. The Initial Merger shall become effective at such time as the Plan of Initial Merger is duly registered by the Cayman Islands Registrar, or at such later time as Merger Sub 1 and the Company mutually agree in writing with the written consent of SPAC (subject to the requirements of the Cayman Companies Act) and as set forth in the Plan of Initial Merger (such date and time as the Initial Merger becomes effective, the “Initial Merger Effective Time”).

(d) Organizational Documents of Holdco. At and immediately following the Initial Merger Effective Time, the memorandum and articles of association of the Holdco and the Merger Sub 1, as in effect immediately prior to the Initial Merger Effective Time, shall cease to be in effect; the memorandum and articles of association of the Surviving Corporation shall be substantially in the form attached hereto as Exhibit D (the “Surviving Corporation Organizational Documents”), until thereafter amended as provided therein and under the Cayman Companies Act.

(e) Directors and Officers of the Surviving Corporation. From and after the Initial Merger Effective Time, the officers and the board of directors of the Surviving Corporation shall be designated by the Holdco prior to the Initial Merger Effective Time.

(f) Effect of the Initial Merger on Merger Sub 1 Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and without any action on the part of any party hereto or the holders of shares of Merger Sub 1, each share of Merger Sub 1 that is issued and outstanding immediately prior to the Initial Merger Effective Time shall automatically be converted into the equal number and class of shares of the Surviving Corporation, which shares shall, subject to Section 2.1(g) constitute the only outstanding shares in the share capital of the Surviving Corporation.

(g) Effect of the Initial Merger on Holdco Shares.

(i) Holdco Shares. At the Initial Merger Effective Time, by virtue of the Initial Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of Holdco Shares, each Holdco Share that is issued and outstanding immediately prior to the Initial Merger Effective Time, other than (x) any Holdco Treasury Shares referred to in Section 2.1(g)(ii) and (y) any Holdco Dissenting Shares referred to in Section 2.1(g)(iii), shall automatically be cancelled and cease to exist in exchange for the right to receive such number of newly issued PubCo Ordinary Shares at the Holdco Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein (the “Merger Consideration Shares”), without interest, subject to rounding down to the nearest whole number. As of the Initial Merger Effective Time, each Holdco Shareholder shall cease to have any other rights in and to the Holdco or the Surviving Corporation (other than the rights set forth in Section 2.4(a)). As soon as reasonably practicable (but in any event no later than two (2) Business Days) prior to the Closing Date, the Company or Holdco shall deliver to the SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the corresponding number of Merger Consideration Shares payable to each Holdco Shareholder in accordance with the terms of this Agreement and the Holdco Organizational Documents. As promptly as practicable following the delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of the Merger Consideration Shares to the Holdco Shareholders pursuant to the finalized Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the corresponding number of Merger Consideration Shares to the Holdco Shareholders pursuant to this Article II, absent manifest error.

(ii) Holdco Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, at the Initial Merger Effective Time, if there are any Holdco Shares that are owned by the Company as treasury shares or any Holdco Shares owned by any direct or indirect Subsidiary of the Holdco immediately prior to the Initial Merger Effective Time (collectively, “Holdco Treasury Shares”), such Holdco Treasury Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iii) Holdco Dissenting Shares. Each of the Holdco Dissenting Shares issued and outstanding immediately prior to the Initial Merger Effective Time shall be cancelled and cease to exist in accordance with Section 2.4(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.4(a).

(h) Cancellation of PubCo Ordinary Shares Owned by Holdco. At the Initial Merger Effective Time, every issued and outstanding share(s) of PubCo owned by the Holdco, being the only issued and outstanding share(s) in PubCo immediately prior to the Initial Merger Effective Time, shall be canceled without any conversion thereof or payment therefore.

(i) No Liability. Notwithstanding anything to the contrary in this Section 2.1, none of Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Surrender of Certificates. All securities issued upon the surrender of Holdco Shares in relation to the Initial Merger and in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of such Holdco Shares shall also apply to the Merger Consideration Shares so issued in exchange.

(k) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Holdco Shares shall have been lost, stolen or destroyed, the PubCo shall cause to be issued in exchange for such lost stolen or destroyed certificates and for each such share, upon the making of an affidavit of that fact by the holder thereof; provided, however, that PubCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo with respect to the certificates alleged to have been lost, stolen or destroyed.

(l) Payment of Merger Consideration Shares.

(i) Upon and subject to the terms and conditions of this Agreement, on the Closing Date, the PubCo shall issue to each Holdco Shareholder the corresponding number of Merger Consideration Shares in accordance with Section 2.1(g)(i).

(ii) No certificates or scrip representing fractional PubCo Ordinary Shares will be issued pursuant to the Initial Merger and instead any such fractional share that would otherwise be issued will be rounded down to the nearest whole share.

(iii) Each certificate issued pursuant to the Initial Merger to any holder of Holdco Shares immediately prior to the Initial Merger Effective Time shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any securities laws at the time of the issuance of PubCo Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

(m) Taking of Necessary Action; Further Action. If, at any time after the Initial Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Merger Sub 1 and the Holdco, the officers and directors of the Merger Sub 1 and the Holdco are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.2 The SPAC Merger.

(a) SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, immediately following confirmation of the effective filing of the Initial Merger, and effective on such date and time as the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), Merger Sub 2 shall be merged with and into SPAC, and the separate corporate existence of Merger Sub 2 shall cease, and SPAC, as the surviving corporation in the SPAC Merger (the “SPAC Merger Surviving Corporation”), shall thereafter continue its corporate existence as a wholly-owned subsidiary of PubCo. The completion of the Initial Merger is a condition precedent for the completion of the SPAC Merger.

(b) Effect of the SPAC Merger. From and after the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in accordance with the applicable provisions of this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub 2 shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC, which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of the Merger Sub 2 set forth in this Agreement to be performed after the SPAC Merger Effective Time.

(c) Filing of Certificate of Merger. At the Closing, and immediately following confirmation of the effective filing of the Initial Merger (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Initial Merger), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub 2 and SPAC shall cause a certificate of merger in respect of the SPAC Merger, in the form attached hereto as Exhibit E, and such other documents as may be required in accordance with the applicable provisions of the DGCL or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Certificate”), to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The SPAC Merger shall become effective upon the filing of the SPAC Merger Certificate, or at such later time as may be agreed by the SPAC and Holdco in writing and specified in the SPAC Merger Certificate (the “Effective Time”).

(d) Directors and Officers of the SPAC. From and after the SPAC Merger Effective Time, the officers and the board of directors of the SPAC Merger Surviving Corporation shall be designated by the PubCo.

(e) Effect of the SPAC Merger on Merger Sub 2 Stock. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub 2, each share of capital stock of Merger Sub 2 that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into one share of common stock of the SPAC Merger Surviving Corporation (and the shares of the SPAC Merger Surviving Corporation into which the shares of Merger Sub 2’s capital stock are so converted shall be the only shares of the SPAC Merger Surviving Corporation’s capital stock that are issued and outstanding immediately after the SPAC Merger Effective Time).

(f) Effect of the SPAC Merger on SPAC Securities.

(i) SPAC Units. At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Common Stock and one SPAC Right in accordance with the terms of the applicable SPAC Unit (“Unit Separation”), which underlying securities of SPAC shall be adjusted in accordance with the applicable terms of this Section 2.2(f)(ii) and Section 2.2(f)(iv), as applicable. Immediately following the Unit Separation, all SPAC Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of issued SPAC Units immediately prior to the Unit Separation shall cease to have any rights with respect to such SPAC Units, except as provided herein or by Law.

(ii) SPAC Common Stock. Immediately following the Unit Separation in accordance with Section 2.2(f)(i) above, by virtue of the SPAC Merger and conditioned on the consummation of the Mergers and without any action on the part of any party hereto or the holders of SPAC Common Stock, each share of SPAC Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time (including each share of SPAC Common Stock converted from SPAC Rights pursuant to Section 2.2(f)(iv)) shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued, fully paid and non-assessable PubCo Ordinary Share without interest. As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to such SPAC Common Stock.

(iii) SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any shares of SPAC Common Stock that are owned by SPAC as treasury shares or any shares of SPAC Common Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares of SPAC Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iv) SPAC Rights. Immediately following the Unit Separation, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC Right, every five (5) SPAC Rights that were issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted to one share of SPAC Common Stock. As of the SPAC Merger Effective Time, each SPAC Right holder shall cease to have any other rights in and to such SPAC Rights.

(v) SPAC UPO. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC UPO, the SPAC UPO that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for one (1) PubCo UPO. As of the SPAC Merger Effective Time, such SPAC UPO holder shall cease to have any other rights in and to such SPAC UPO. Such PubCo UPO shall have, and be subject to, the same terms and conditions set forth in the SPAC UPO Agreement. At or prior to the SPAC Merger Effective Time, PubCo shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as the PubCo UPO remain outstanding, a sufficient number of PubCo Ordinary Shares for delivery upon the exercise of such PubCo UPO.

(g) Organizational Documents. At the SPAC Merger Effective Time, the Organizational Documents of the SPAC, as in effect immediately prior to the SPAC Merger Effective Time, shall cease and the Organizational Documents of Merger Sub 2 shall be the Organizational Documents of the SPAC and thereafter amended in accordance with their terms and as provided by Law.

(h) Transfers of Ownership. If any certificate for securities of PubCo to be issued is in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to PubCo or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of PubCo in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of PubCo or any agent designated by it that such Tax has been paid or is not payable.

(i) No Liability. Notwithstanding anything to the contrary in this Section 2.2, none of the SPAC, the PubCo or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(j) Fractional Shares. No certificates or scrip representing fractional PubCo Ordinary Share will be issued pursuant to the SPAC Merger and each holder of PubCo Securities who would otherwise be entitled to a fraction of a PubCo Ordinary Share at any time PubCo Ordinary Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares that otherwise would be received by such holder in connection with such distribution) shall receive from PubCo, in lieu of such fractional share, one (1) PubCo Ordinary Share.

(k) Surrender of Securities. All securities issued in exchange for SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the PubCo Ordinary Shares so issued in exchange.

(l) Lost Stolen or Destroyed Certificates. In the event any certificates of SPAC Securities shall have been lost, stolen or destroyed, the PubCo shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities as may be required pursuant to this Section 2.2; provided, however, that the PubCo may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the PubCo with respect to the certificates alleged to have been lost, stolen or destroyed.

(m) Taking of Necessary Action; Further Action. If, at any time after the SPAC Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the SPAC and the Merger Sub 2, the officers and directors of the SPAC the and Merger Sub 2 are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.3 Closing.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Initial Merger and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.8 on the date which is within three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) At the Closing or such later time as may be agreed by the Company and the SPAC in writing, the PubCo shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in a written certificate delivered by the Company (the “Company Transaction Expenses Certificate”), which shall be provided as soon as reasonably practicable but in any event no later than two (2) Business Days prior to the Closing Date. For the avoidance of doubt, nothing contained herein shall affect any invoices to the Company to be paid for any Company Transaction Expenses incurred in good faith after the delivery of the Company Transaction Expenses Certificate.

(c) At the Closing or such later time as may be agreed by the Company and the SPAC in writing, the PubCo shall pay or cause to be paid by wire transfer of immediately available funds accrued and unpaid SPAC Transaction Expenses in the amount not exceeding the SPAC Fee Cap and as set forth in a written certificate delivered by the SPAC (the “SPAC Transaction Expenses Certificate”), which shall (i) be provided as soon as reasonably practicable but in any event no later than two (2) Business Days prior to the Closing Date, and (ii) set forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Shares Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date; and (C) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to SPAC to be repaid on the Closing Date. For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred in good faith after the delivery of the SPAC Transaction Expenses Certificate provided that the aggregate amount of the SPAC Transaction Expenses shall not exceed the SPAC Fee Cap.

2.4 Appraisal and Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Holdco Shares that are issued and outstanding immediately prior to the Initial Merger Effective Time and that are held by Holdco Shareholders who have not voted in favor of the Initial Merger and who have given a notice of election to dissent pursuant to section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Holdco Dissenting Shares”) shall not be converted into, and any such holder of the Holdco Dissenting Shares (the “Holdco Dissenting Shareholder”) shall have no right to receive, any Stockholder Merger Consideration, and shall cease to have any of the rights as a shareholder of the Holdco (save for the right to be paid fair value for the Holdco Dissenting Shares in accordance with the Cayman Companies Act). Any Holdco Shareholder who prior to the Initial Merger Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Holdco Dissenting Shares pursuant to section 238 of the Cayman Companies Act shall be treated in the same manner as a Holdco Shareholder who did not give a notice of election to dissent pursuant to section 238 of the Cayman Companies Act.

(b) Prior to the Initial Merger Effective Time, Holdco shall give SPAC (i) prompt notice of any notices of election to dissent pursuant to section 238 of the Cayman Companies Act received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissent rights pursuant to section 238 of the Cayman Companies Act. Subject to the requirements of the Cayman Companies Act, Holdco shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Holdco Dissenting Shares or offer to settle or settle any demand made pursuant to Section 238 of the Cayman Companies Act.

2.5 Directors and Officers of the PubCo.

(a) Unless otherwise agreed by the parties hereto in writing, immediately after the Closing, the PubCo’s board of directors shall consist of up to seven (7) directors, one (1) of which shall be designated by the Sponsor who qualifies as “independent” under applicable SEC and Nasdaq rules and who is reasonably acceptable to the Holdco, and the remaining directors shall be designated by the Holdco.

(b) The parties hereto shall take all necessary actions so that the officers of the Holdco at the Closing shall, from and after the Closing, be the officers of PubCo until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the PubCo Organizational Documents.

2.6 Equity Incentive Plan.

(a) Immediately after the Closing, the Pubco shall set up an equity incentive pool, representing 15% of the share capital of the PubCo on a post-Closing fully diluted basis, for the purpose of administration of share incentive awards to be granted to eligible participants including directors, officers and employees of the Company Group under a share incentive plan to be adopted by resolution of the PubCo’s board of directors or any committee appointed for this purpose by the PubCo’s board of directors (the “Fixed Incentive Plan”).

(b) Upon the occurrence of each Earn-out Event, PubCo shall be entitled to issue an additional 7,500,000 PubCo Ordinary Shares (which number shall be appropriately adjusted in accordance with Section 2.8) to eligible participants including directors, officers and employees of the Company Group under a share incentive plan to be adopted by resolution of the PubCo’s board of directors or any committee appointed for this purpose by the PubCo’s board of directors (the “Earn-out Incentive Plan”, collectively with the Fixed Incentive Plan, the “PubCo Incentive Plan”).

2.7 Earn-out Payment. Following the Closing and in addition to the Merger Consideration Shares, PubCo shall issue an aggregate of up to 15,000,000 PubCo Ordinary Shares (which number shall be appropriately adjusted in accordance with Section 2.8, the “Earn-out Shares”) to the Holdco Shareholders who hold Holdco Shares as of immediately prior to the Initial Merger Effective Time on a pro rata basis and as follows:

(a) upon the occurrence of Earn-out Event I, a one-time issuance of 7,500,000 Earn-out Shares; and

(b) upon the occurrence of Earn-out Event II, a one-time issuance of 7,500,000 Earn-out Shares.

2.8 Adjustments. Without limiting the other provisions of this Agreement, if at any relevant time, any change in the outstanding securities of the Holdco, the SPAC Common Stock, or the PubCo Ordinary Shares shall occur (other than the issuance of additional shares of the Holdco, SPAC or PubCo as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a reverse share split), or combination, exchange, readjustment of shares, or similar transaction, or any share dividend or distribution paid in shares, the Merger Consideration Shares, the PubCo Securities issued to the holders of SPAC Securities, and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit SPAC, PubCo or the Holdco to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

Except as set forth in the disclosure schedules delivered by the Company to the SPAC simultaneously with the execution of this Agreement, the Warrantors hereby jointly and severally represent and warrant to the SPAC that each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this Article III to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of Article III to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. For the avoidance of doubt, unless the context otherwise required, the below representations and warranties relate to the Company Group on a consolidated basis. It is being acknowledged that the schedules to this Article III shall be collectively attached hereto as Schedule I.

3.1 Corporate Existence and Power. Each of the Holdco, the Company and the Acquisition Entities is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed. Each member of the Company Group and the Acquisition Entities has all requisite power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to conduct its business as presently conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group and the Acquisition Entities is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Schedule 3.1 of the Company Disclosure Letter lists all jurisdictions in which any member of the Company Group and the Acquisition Entities is qualified to conduct the Business.

3.2 Authorization. The execution, delivery and performance by each of the Holdco, the Company and the Acquisition Entities of the Transaction Documents to which it is a party and the consummation by each member of the Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such Company Group and have been duly authorized by all necessary action on the part of such Company Group, subject to obtaining the Required Holdco Shareholder Approval. This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Holdco, the Company and the Acquisition Entities enforceable against such Holdco, Company and Acquisition Entities in accordance with their respective terms to which it is a party.

3.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company Group of the Transaction Documents to which it is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority except for the approvals listed on Schedule 3.3 of the Company Disclosure Letter (each of the foregoing, a “Company Governmental Approval”).

3.4 Non-Contravention. Subject to obtaining the Company Governmental Approvals and the Required Holdco Shareholder Approval, none of the execution, delivery or performance by the Company Group of the Transaction Documents to which it is a party does or will (a) contravene or conflict with the organizational or constitutive documents of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or order binding upon or applicable to the Company Group, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit, Contract or other instrument or obligations binding upon the Company Group or by which any of the Company Equity Interest or Holdco Share, or any of the Company Group’s assets is or may be bound, or (c) result in the creation or imposition of any Lien on any of the Company Equity Interests or Holdco Shares, (d) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (c), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

3.5 Capital Structure.

(a) Share Capital of the Holdco. Holdco has 2,621,500 issued and outstanding Holdco Shares as of the date hereof, and a certain number of Holdco Shares will be issued and outstanding immediately prior to the Closing pursuant to the Reorganization Plan. As of the date of this Agreement, (i) no Holdco Shares are held as treasury shares, (ii) all of the issued and outstanding Holdco Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (iii) all of the issued and outstanding Holdco Shares are owned legally and of record by the Persons as set forth on Schedule 3.5(a) of the Company Disclosure Letter. The only Holdco Shares that will be issued and outstanding immediately after the Closing will be the Holdco Shares owned by the PubCo. As of the date of this Agreement, no other class in the share capital of the Holdco is authorized or issued or outstanding.

(b) Capitalization of the Company. Schedule 3.5(b) of the Company Disclosure Letter sets forth the complete and accurate capitalization table of the Company as of the date hereof (showing the amount of Company Equity Interest and shareholding percentage of each owner). Except as set forth under Schedule 3.5(b) of the Company Disclosure Letter, the Company Equity Interests have been fully paid up in accordance with the schedule of payment stipulated in its PRC Establishment Documents and in compliance with applicable PRC Laws. The PRC Establishment Documents of the Company have been duly approved and filed with applicable Authorities in accordance with the Laws of the PRC and are valid and enforceable. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of the Company in accordance with its PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

(c) Capitalization of the Acquisition Entities.

(i) The authorized share capital of PubCo is US$50,000 divided into 500,000,000 PubCo Ordinary Shares, of which 100 PubCo Ordinary Share (the “PubCo Share”) is issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub 1 is US$50,000 divided into 5,000,000 ordinary shares of US$0.01 par value each, of which 100 ordinary share (the “Merger Sub 1 Share”) is issued and outstanding as of the date of this Agreement. The authorized share capital of Merger Sub 2 consists of 10,000,000 shares of common stock, par value US$0.0001 per share, of which 100 share of common stock (the “Merger Sub 2 Share”) is issued and outstanding as of the date of this Agreement. The PubCo Share, the Merger Sub 1 Share and the Merger Sub 2 Share, and any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions, (A) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (B) were, or will be, issued, in compliance in all material respects with applicable Law and their respective Organizational Documents, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(ii) Except as set forth in Section 3.5(c)(i), including any PubCo Ordinary Shares and shares of Merger Sub 1 and Merger Sub 2 that will be issued pursuant to the Transactions, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of capital stock of any Acquisition Entity, or any other Contracts to which any Acquisition Entity is a party or by which any Acquisition Entity is bound obligating SPAC to issue or sell any shares of capital stock of, other equity securities in, or debt securities of any Acquisition Entity.

(iii) PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Merger Sub 1 and Merger Sub 2 and, as of the Closing Date, SPAC and the Surviving Corporation. Neither Merger Sub 1 nor Merger Sub 2 owns or controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(d) Other than those contemplated under this Agreement and except for as provided in that certain capital increase agreements entered into by and between, among others, the Company and certain shareholders of the Company on October 15, 2020, an accurate and complete copy of which has been disclosed to the SPAC, there are no: (i) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share or equity securities of the Holdco or the Company, (ii) agreements with respect to any of the Holdco Shares or Company Equity Interests, including any voting trust, other voting agreement or proxy with respect thereto; or (iii) disputes, controversies, demands or claims as to any Holdco Shares or Company Equity Interests.

3.6 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the SPAC, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. Each member of the Company Group has not taken any action in violation or derogation of its Organizational Documents, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

3.7 Corporate Records. All proceedings of the Company’s board of directors occurring since April 28, 2022, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of the Company Group relating to all issuances and transfers of stock or share by the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of the Company Group since October 1, 2020, have been made available to the SPAC, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of the Company Group.

3.8 Assumed Names. Schedule 3.8 of the Company Disclosure Letter is a complete and correct list of all assumed or “doing business as” names currently or, within two (2) years prior to the date of this Agreement used by the Company Group, including names on any websites. Since two (2) years prior to the date of this Agreement, none of the Company Group has used any name other than the names listed on Schedule 3.8 of the Company Disclosure Letter to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, to the extent as required by applicable laws.

3.9 Subsidiaries.

(a) Schedule 3.9(a) of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 3.9(a) of the Company Disclosure Letter, (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company Group free and clear of all Liens (other than those, if any, imposed by such Organizational Documents of the Subsidiaries); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 3.9(a) of the Company Disclosure Letter, to the knowledge of the Warrantors, no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, order or applicable Law; (vi) except for the equity interests of the Subsidiary listed on Schedule 3.9(a) of the Company Disclosure Letter, the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) except as set forth on Schedule 3.9(a) of the Company Disclosure Letter, none of the Company and its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 3.9(a) of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except as set forth under Schedule 3.9(b) of the Company Disclosure Letter, the registered capital of each Subsidiary incorporated in the PRC (each a “PRC Subsidiary”) has been fully paid up in accordance with the schedule of payment stipulated in its PRC Establishment Documents and in compliance with applicable PRC Laws. The PRC Establishment Documents of each PRC Subsidiary has been duly approved and filed in accordance with the Laws of the PRC and are valid and enforceable. To the knowledge of the Warrantors, there are no disputes, controversies, demands or claims as to equity securities of each PRC Subsidiary. The business scope specified in the PRC Establishment Documents complies in all material respects with the requirements of all applicable PRC Laws, and the operation and conduct of business by, and the term of operation of each PRC Subsidiary in accordance with the PRC Establishment Documents is in compliance in all material respects with applicable PRC Laws.

3.10 Consents. Expect as set forth in Schedule 3.10 of the Company Disclosure Letter, no Contracts binding upon the Company Group or by which any of the Holdco Shares, Company Equity Interests, or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person (other than the Company Group or its shareholders or stockholders) as a result of the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

3.11 Financial Statements.

(a) The Company has delivered to the SPAC unaudited consolidated financial statements of the Company as of and for the fiscal years ended September 30, 2021 and 2022 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such dates (the “Company Balance Sheet”), the unaudited consolidated income statements for the twelve (12) month periods ended on such dates, and the unaudited consolidated cash flow statements for the twelve (12) month periods ended on such dates (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects, in conformity with its applicable accounting standards applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, and for liabilities and obligations of a similar nature and/or in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement there are no material liabilities or debts of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Company Balance Sheet, are included therein or in the notes thereof.

(d) The Company Balance Sheet included in the Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the respective dates thereof. Except as set forth on Schedule 3.11(d) of the Company Disclosure Letter, the Company does not have any material Indebtedness.

(e) All financial projections delivered by or on behalf of the Company to the SPAC with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have a Material Adverse Effect.

3.12 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the SPAC by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by each member of the Company Group. The Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company Group, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company Group and which is not located at the relevant office.

3.13 Absence of Certain Changes. Since the Balance Sheet Date through the date of this Agreement, except as set forth on Schedule 3.13 of the Company Disclosure Letter or contemplated under the Transaction Documents, or in connection with the transaction contemplated hereby and thereby, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, to the knowledge of the Warrantors, except as set forth on Schedule 3.13 of the Company Disclosure Letter or contemplated under the Transaction Documents, or in connection with the transaction contemplated hereby and thereby, since the Balance Sheet Date through the date of this Agreement, there has not been:

(a) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or share capital or other equity interests in the Company Group, or (ii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares or shares of capital stock or other equity interests;

(b) any creation or other incurrence of any Lien other than Permitted Liens on the Company Equity Interest or any of the Company Group’s assets other than in the ordinary course of business consistent with past practice of the Company Group;

(c) any material personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group which will cause a Material Adverse Effect;

(d) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(e) any sale, transfer, lease to others or otherwise disposition of any of its material assets by the Company Group except for inventory, licenses or services sold in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(f) (i) any amendment to or termination of any Material Contract, (ii) any amendment to any material license or material permit from any Authority held by the Company Group, (iii) any receipt of any notice of termination of any of the items referenced in (i) and (ii); and (iv) a material default by the Company Group under any Material Contract, or any material license or material permit from any Authority held by the Company Group, other than in the cases of each of clauses (i) through (iv), as provided for in this Agreement or the transactions contemplated hereunder or as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(g) other than in the ordinary course of business, any capital expenditure by the Company Group in excess in any fiscal month of US$100,000 per one transaction or entering into any lease of capital equipment or property under which the annual lease charges exceed US$1,000,000 in the aggregate by the Company Group;

(h) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(i) any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, in excess of US$500,000, other than accounts payable and accrued liabilities in the ordinary course of business consistent with past business or any loan among Company Group, or any loan approved by the board of directors or shareholders or stockholders pursuant to its Organizational Documents;

(j) any material amendment to the Company Group’s Organizational Documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction, other than as provided for in this Agreement or the transactions contemplated hereunder; or

(k) any undertaking of any legally binding obligation to do any of the foregoing.

3.14 Properties; Title to the Company Group’s Assets.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 3.14(a) of the Company Disclosure Letter, the material items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the Tangible Personal Property is in the control of the Company or its employees.

(b) The Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.14(b) of the Company Disclosure Letter, no such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

3.15 Litigation. Except as set forth on Schedule 3.15 of the Company Disclosure Letter, there is no Action (or any basis therefore) pending against, or to the knowledge of the Warrantors threatened against or affecting, the Company Group, any of its officers or directors, the Business, or any Holdco Share or Company Equity Interest, or any of the Company Group’s assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no outstanding judgments against the Company Group that would reasonably to be expected to, individually or in the aggregate, have a Material Adverse Effect on the ability of the Company to enter into and perform its obligations under this Agreement. Each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.16 Contracts.

(a) Schedule 3.16(a) of the Company Disclosure Letter lists all written material Contracts (collectively, the “Material Contracts”) to which the Company Group is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of US$1,000,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of US$500,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least US$500,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations, or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company Group;

(iv) all Contracts creating a material joint venture, material strategic alliance, material limited liability company and partnership agreements to which the Company Group is a party;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group in excess of US$100,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than Contracts (i) concerning uncustomized, commercially available Software (whether software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services) licensed for less than US$200,000 in annual fees; (ii) that include a license in of any commercially available Intellectual Property Right pursuant to stock, boilerplate, or other generally non-negotiable terms, such as website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts; (iii) whereby Intellectual Property Rights are implicitly licensed; (iv) pursuant to which any Company Group grants non-exclusive licenses that are immaterial to the business of such Company Group; or (v) whereby Intellectual Property Rights are non-exclusively implicitly licensed or non-exclusively licensed to service providers, subcontractors, or suppliers of the Company Group solely to the extent necessary for such Person to provide services thereto;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of the Company Group to compete in any line of business or with any Person or in any geographic area;

(viii) all Contracts relating to material Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations

(x) all Contracts with or pertaining to the Company Group to which any 10% Shareholder is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of US$100,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding US$100,000;

(xiii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered so that the purpose of the Contract cannot be achieved, as a result of the consummation of the transactions contemplated by the Transaction Documents to which the Company Group is a party;

(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xvi) any Contract that provides for a payment or benefit, accelerated vesting, upon the execution of this Agreement or any of the Additional Agreements to which the Company Group is a party or the Closing in connection with any of the transactions contemplated hereby or thereby; and

(xvii) any Contract that in the Company’s determination would be required to be filed with SEC as a “material contract” pursuant to Items 601(b)(10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 3.16(b) of the Company Disclosure Letter, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company Group’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets, (iii) no Contract (A) requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on, or restrict the Business or require any payments by or with respect to SPAC or any of its Affiliates. The Company Group previously provided to the SPAC true and correct fully executed copies of each written Material Contract.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the execution, delivery or performance by the Company Group of the Transaction Documents to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Except would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

(e) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each of the transactions between the Company Group and any shareholder, stockholder, officer, employee or director of the Company Group or any Affiliate of any such Person (if any) entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and does not impair the interests of the Shareholders, or (ii) is transaction duly approved by the board of directors in accordance with the Organizational Documents of such Company Group (if applicable).

3.17 Licenses and Permits. Schedule 3.17 of the Company Disclosure Letter correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 3.17 of the Company Disclosure Letter, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

3.18 Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or set forth on Schedule 3.18 of the Company Disclosure Letter, the Company Group is not in violation of, has not violated, and to the Company Group’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company Group has not received any subpoenas by any Authority. Except as set forth on Schedule 3.18 of the Company Disclosure Letter, no material permit, license or registration is required by the Company Group in the conduct of the Business under any of the Laws described in this Section 3.18.

3.19 Intellectual Property

(a) Schedule 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of all material Intellectual Property Rights owned (or partially owned) by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right , including the title; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the issuance, registration or application numbers, dates and status; and (iv) licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.

(b) The Company Group owns free and clear of all Liens, or has the valid right or license to use, all products, materials, scripts, pictures, software, tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted or as proposed to be conducted together with all Intellectual Property Rights in or to all of the foregoing, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.

(c) As of the date of this Agreement, to the knowledge of the Warrantors, there is not and, within the six (6) years preceding the date of this Agreement, there have not been, any proceedings pending (or threatened, and, the Company Group has not received any written charge, complaint, claim, demand, or notice that has not been fully resolved with prejudice) alleging infringement, misappropriation or other violation (including any claim that the Company Group must license or refrain from using any material Intellectual Property Right of any Person) or challenging the ownership, registration, validity or enforceability of any Intellectual Property Right or any licensed technology.

(d) To the knowledge of the Warrantors, the current use by the Company Group of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect and does not violate, and will not violate, any applicable laws or regulations.

(e) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material Intellectual Property Right on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(f) To the knowledge of the Warrantors, no current or former employee, agent, consultant or contractor who have contributed to or participated in the creation or development of any Intellectual Property Right on behalf of the Company Group or any predecessor in interest thereto either is subject to any arrangement which may cause any rights in or to such intellectual properties to be retained by such current or former employee, agent, consultant or contractor, or to be assigned, transferred, granted or licensed to, or otherwise vested in any other Person.

(g) None of the execution, delivery or performance by the Company Group of the Transaction Documents to which the Company Group is a party or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(h) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all Trade Secrets and other items of Intellectual Property Right that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business.

(i) No government funding, nor any facilities of a university, college, other educational institution, or similar institution, or research center, was used by the Company Group in the development of any Intellectual Property Right owned by the Company Group nor does any such Person have any rights, title, or interest in or to any owned Intellectual Property Right. The Company Group is not a member of or a party to any patent pool, industry standards body, trade association, or other organization pursuant to which the Company Group is obligated to grant any license, rights, or immunity in or to any owned Intellectual Property to any Person.

(j) Each Intellectual Property Right owned or used by the Company Group immediately prior to the Closing will be owned or available for use by the Company immediately subsequent to the Closing on identical terms and conditions as owned or used by the Company Group immediately prior to the Closing.

3.20 Customers and Suppliers.

(a) A list of the top ten (10) largest customers (by revenue) of the Company Group for the fiscal year ended September 30, 2022 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to Company Group by each Material Customer during each such period, has been provided to the SPAC. Except as set forth in Schedule 3.20(a) of the Company Disclosure Schedule Letter, no such Material Customer has expressed to the Company Group in writing, and the Company Group has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with Company Group or of a material breach of the terms of any contract with such Material Customer. As of the Signing Date, no Material Customer has asserted or, to the Company Group’s knowledge, threatened to assert a force majeure event or anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

(b) Lists of the top ten (10) vendors to and/or suppliers of (by spend) the Company Group for the fiscal year ended September 30, 2022 (collectively, the “Material Suppliers”), and the aggregate amount of consideration paid to each Material Supplier by the Company Group during each such period, has been provided. Except as set forth in Schedule 3.20(b) of the Company Disclosure Letter, no Material Supplier is the sole source of the goods or services supplied by such Material Supplier.

3.21 Accounts Receivable and Payable; Loans.

(a) To the Company Group’s knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. To the Company Group’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements, and all accounts payable arising subsequent to the date thereof, arose from bona fide transactions in the ordinary course consistent with past practice or approved by the board of directors or shareholders or stockholders pursuant to the Organizational Documents of the Company Group.

(b) To the Company Group’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company Group’s knowledge, except as set forth on Schedule 3.21(b) of the Company Disclosure Letter, all accounts, receivables or notes are good and collectible in the ordinary course of business or approved by the board of directors or shareholders or stockholders pursuant to the Organizational Documents of the Company Group.

(c) The information set forth on Schedule 3.21(c) of the Company Disclosure Letter separately identifies any and all accounts receivables or notes of the Company Group which are owed by any other entities except for Affiliate of the Company Group as of the Balance Sheet Date and which are not reflected on the Financial Statements. Except as set forth on Schedule 3.21(c) of the Company Disclosure Letter, the Company Group is not indebted to any other entities except for Affiliate of the Company Group and no entities except for Affiliate of the Company Group are indebted to the Company Group.

3.22 Pre-payments. Except as set forth on Schedule 3.22 of the Company Disclosure Letter, the Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business or those reflected on the Financial Statements.

3.23 Employees.

(a) Schedule 3.23(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each employee designated by the Company Group as key personnel as of the date of this Agreement (the “Key Personnel”), setting forth the name, title for each such person.

(b) Except as set forth on Schedule 3.23(b) of the Company Disclosure Letter, the Company Group is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of the Company Group with respect to the solicitation by the Company Group of employees of a third party, non-competition agreement restricting the activities of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Warrantors, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

3.24 Employment Matters.

(a) Schedule 3.24(a) of the Company Disclosure Letter sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement, and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the SPAC true and complete copies of such forms of employment agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b) Except as disclosed on Schedule 3.24(b) of the Company Disclosure Letter:

(i) to the knowledge of the Warrantors, no current employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and

(ii) the Company Group is not a party to any collective bargaining agreement, does not have any material labor relations disputes, and there is no pending representation question or union organizing activity respecting employees of the Company Group.

3.25 Withholding. Except as disclosed on Schedule 3.25 of the Company Disclosure Letter, all obligations of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 3.25 of the Company Disclosure Letter, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by Contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

3.26 Real Property.

(a) Except as set forth on Schedule 3.26 of the Company Disclosure Letter, the Company Group does not own any Real Property. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has good, valid and subsisting title to its respective owned Real Property described on Schedule 3.26 of the Company Disclosure Letter, free and clear of all Liens (except for the Permitted Liens).

(b) With respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. The Real Property leased by the Company Group is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used in all material respects, and there are no material repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than US$500,000 on an annual basis to repair or otherwise remediate for any single Real Property.

3.27 Accounts. Schedule 3.27 of the Company Disclosure Letter sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of the Company and the Holdco, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

3.28 Tax Matters.

(a) (i) The Company Group has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) there is no Action, to the knowledge of the Warrantors, threatened, with respect to material Taxes of the Company Group or for which a Lien may be imposed upon any of the Company Group’s assets; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) the Company Group has complied in all material respects with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) to the knowledge of the Warrantors, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to PubCo pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (vii) none of the assets of the Company Group is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (viii) to the knowledge of the Warrantors, there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (ix) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (x) to the knowledge of the Company Group, no member of the Company Group is subject to income taxation outside of its jurisdiction of organization as a result of having a permanent establishment or other fixed place of business, and no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (xi) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (xii) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiii) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the Company Group.

(b) The Company Group will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date; (ii) a disposition occurring on or before the Closing Date reported as an open transaction; (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received outside the ordinary course of business on or prior to the Closing Date; (iv) a change in method of accounting that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used prior to the Closing Date); or (v) an agreement entered into with any Taxing Authority on or prior to the Closing Date; or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). No member of the Company Group has made an election pursuant to Section 965(h) of the Code.

(c) The unpaid Taxes of the Company Group for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Return.

(d) Other than actions specifically contemplated by this Agreement or the Transaction Documents, the Company Group has not taken any action nor is aware of any facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Neither PubCo nor member of the of Company Group has any plan or intent to cause or permit Holdco or SPAC to be liquidated for U.S. federal tax purposes in connection with the Transactions. PubCo will not issue any capital stock in connection with the Transactions other than exchange for cash or property.

(e) Holdco is classified as a corporation for U.S. federal tax purposes.

(f) Merger Sub 1 and Merger Sub 2 are special purpose entities formed for the purpose of participating in the Transactions. Neither Merger Sub 1 nor Merger Sub 2 have any assets or operations other than in connection with the consummation of the Transactions.

3.29 Environmental Laws.

(a) The Company Group has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company Group has delivered to the SPAC all material records in its possession concerning the Hazardous Materials Activities of the Company Group (if any) and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group (if any).

(c) To the knowledge of the Warrantors, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company Group such as could give rise to any material liability or corrective or remedial obligation of the Company Group under any Environmental Laws.

3.30 Powers of Attorney and Suretyships. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

3.31 Directors and Officers. Schedule 3.32 of the Company Disclosure Letter sets forth a true, correct and complete list of all directors and officers of the Company.

3.32 Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

3.33 Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Warrantors, threatened.

3.34 Not an Investment Company. Neither the Holdco nor the Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

3.35 Privacy and Data Protection. The Company Group comply, and for the two (2) years prior to the Signing Date, have complied in all material respects with its internal policies and privacy statements, policies and procedures related to the processing of Personal Data, and applicable Privacy Laws. Since October 1, 2020, the Company Group has not received any written or, to the Company Group’s knowledge, unwritten claims, notices or complaints asserting non-compliance with applicable Privacy Laws or privacy statements, policies, procedures or Contracts regarding the Company Group’ information practices or the use, access, collection, retention, processing, disclosure, modification or destruction of any Personal Data, or alleging a violation of any individual’s privacy, publicity or confidentiality rights from any governmental Authority and there is no Action pending, or, to the Company Group’s Knowledge, threatened against the Company Group relating to any of the foregoing. The Company Group has taken reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to protect all Personal Data used by the Company Group against any unauthorized use, access or disclosure.

3.36 No Alternative Transactions. Neither the Company Group or its respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) or agents, directly or indirectly, are engaged in negotiations or discussions with respect to any Alternative Transactions, and all negotiations and discussions involving the Company Group and relating to potential Alternative Transactions have been terminated.

3.37 Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of the Company Group.

3.38 No Additional Representations or Warranties. Except as expressly provided in this Article III and as may be contained in the Additional Agreements, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to SPAC or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any other information provided to SPAC or their Affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Holdco and the Company that, except as disclosed in the SPAC SEC Documents, each of the following representations and warranties is true, correct and complete as of the date of this Agreement and as of the Closing Date (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference to numbered and lettered paragraphs and sub-paragraphs of this Article IV to which the particular schedule relates is for the sake of convenience only. However, each such disclosure (whether directly or by reference to any document or other source) shall be taken as referring to each and every paragraph of Article IV to which it can reasonably be expected to relate, and not only to the numbered and lettered paragraphs and sub-paragraphs to which it has been specified as relating to. It is being acknowledged that the schedules to this Article IV shall be collectively attached hereto as Schedule II:

4.1 Corporate Existence and Power. SPAC is a company duly incorporated, validly existing and in good standing under the DGCL. SPAC has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

4.2 Corporate Authorization. The execution, delivery and performance by the SPAC of the Transaction Documents (to which it is a party) and the consummation by the SPAC of the transactions contemplated hereby and thereby are within the corporate powers of the SPAC and have been duly authorized by all necessary corporate action on the part of SPAC to the extent required by its Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required SPAC Stockholder Approval and the authorization and approval of this Agreement. This Agreement has been duly executed and delivered by the SPAC and it constitutes, and upon execution and delivery, the Additional Agreements (to which it is a party to) will constitute, a valid and legally binding agreement of the SPAC, enforceable against them in accordance with their respective terms.

4.3 Governmental Authorization. Neither the execution, delivery nor performance by the SPAC of the Transaction Documents requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority other than SEC and Nasdaq (each of the foregoing, a “SPAC Governmental Approval”).

4.4 Non-Contravention. Subject to obtaining the SPAC Governmental Approvals and the Required SPAC Stockholder Approval, none of the execution, delivery or performance by the SPAC of the Transaction Documents to which it is a party does or will (a) contravene or conflict with the organizational or constitutive documents of the SPAC or the IPO Prospectus, (b) contravene or conflict with or constitute a violation of any provision of any Law or order binding upon or applicable to the SPAC, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the SPAC or require any payment or reimbursement or by which any of the SPAC Securities, or any of the SPAC’s assets is or may be bound, or (c) result in the creation or imposition of any Lien on any of the Company Equity Interests, in the cases of (a) to (c), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

4.5 Capitalization. The SPAC is authorized to issue a maximum of 10,000,000 shares of common stock, par value of US$0.0001 per share, of which 7,040,240 shares of SPAC Common Stock are issued and outstanding as of the date hereof. 1,137,189 shares of SPAC Common Stock are reserved for issuance with respect to SPAC Rights. No other shares of capital stock or other voting securities of SPAC are issued, reserved for issuance or outstanding. All issued and outstanding shares of SPAC Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of DGCL, the SPAC’s Organizational Documents or any contract to which SPAC is a party or by which SPAC is bound. Except as set forth in the SPAC’s Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock or any capital equity of SPAC. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.6 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to SPAC’s stockholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by SPAC or that is included in the SPAC SEC Documents). No material information provided by SPAC to the Company in connection with the negotiation or execution of this Agreement or any agreement contemplated hereby (including but not limited to the SPAC public filings, as of the respective dates of their submission to the SEC), contained or contains (as applicable) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

4.7 Trust Fund. As of the date of this Agreement, the SPAC has at least US$55,893,321.10 in the trust fund established by the SPAC for the benefit of its public stockholders (the “Trust Fund”) in a United States-based account at JP Morgan Chase, N.A., maintained by Continental Stock Transfer & Trust Company, LLC (the “Continental”) acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental pursuant to the Investment Management Trust Agreement. There are no separate agreements, side letters or other agreements or understandings (whether written, unwritten, express or implied) that would cause the description of the Investment Management Trust Agreement in the SPAC SEC Documents to be inaccurate in any material respect or, to the SPAC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Organizational Documents of the SPAC and the Investment Management Trust Agreement. The SPAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Investment Management Trust Agreement, and, to the knowledge of the SPAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since inception, the SPAC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Investment Management Trust Agreement). Upon the consummation of the transactions contemplated hereby, the SPAC shall have no further obligation under either the Investment Management Trust Agreement or the Organizational Documents of the SPAC to liquidate or distribute any assets held in the Trust Account, and the Investment Management Trust Agreement shall terminate in accordance with its terms.

4.8 Listing. As of the date hereof, the SPAC Common Stock, SPAC Units, and SPAC Rights are listed on the Nasdaq Capital Market, with trading symbols “AQU”, “AQUNU and “AQUNR,” respectively. The SPAC is in compliance with all applicable rules of Nasdaq in all material respects, and to the knowledge of the SPAC, there is no Action or proceeding pending or threatened against the SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the or terminate the listing of the SPAC’s securities on Nasdaq.

4.9 Reporting Company. The SPAC is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the shares of SPAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act.

4.10 No Market Manipulation. Neither any of the SPAC nor any of their Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the shares of SPAC Common Stock to facilitate the sale or resale of the shares of SPAC Common Stock or affect the price at which the shares of SPAC Common Stock may be issued or resold; provided, however, that this provision shall not prevent the SPAC from engaging in investor relations or public relations activities consistent with past practices.

4.11 Board Approval. The SPAC Board (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of the SPAC, and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in SPAC’s Organizational Documents (a “Business Combination”).

4.12 SPAC SEC Documents and Financial Statements.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by SPAC with the SEC since SPAC’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional SPAC SEC Documents”). SPAC has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) SPAC’s Annual Reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s Quarterly Reports on Form 10-Q for each fiscal quarter of SPAC beginning with the first quarter SPAC was required to file such a form, (iii) all proxy statements relating to SPAC’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 4.12) filed by SPAC with the SEC since SPAC’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “SPAC SEC Documents”). The SPAC SEC Documents were, and the Additional SPAC SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Documents did not, and the Additional SPAC SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any SPAC SEC Document or Additional SPAC SEC Document has been or is revised or superseded by a later filed SPAC SEC Document or Additional SPAC SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.12, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The SPAC Financial Statements are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the SPAC as of the dates thereof and the results of operations of the SPAC for the periods reflected therein. The SPAC Financial Statements (i) were prepared from the Books and Records of the SPAC; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the SPAC’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the SPAC with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the SPAC Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the SPAC’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the SPAC or their respective Subsidiaries. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the SPAC Financial Statements.

4.13 Litigation. There is no Action (or any basis therefore) pending against SPAC, any of its officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the SPAC. SPAC is not, and has not previously been, subject to any legal proceeding with any Authority.

4.14 Compliance with Laws. SPAC is not in violation of, has not violated, not under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and SPAC has not previously received any subpoenas by any Authority.

4.15 Money Laundering Laws. The operations of the SPAC are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the SPAC with respect to the Money Laundering Laws is pending or, to the knowledge of the SPAC, threatened.

4.16 OFAC. Neither the SPAC, nor any director or officer of the SPAC (nor, to the knowledge of the SPAC, any agent, employee, affiliate or Person acting on behalf of the SPAC) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and the SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

4.17 Not an Investment Company. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

4.18 Tax Matters.

(a) (i) SPAC has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all material Taxes which have become due; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, to the knowledge of the SPAC, threatened, with respect to material Taxes of the SPAC or for which a Lien may be imposed upon any of either of the SPAC’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the SPAC for which a Lien may be imposed on any of the SPAC’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) the SPAC has complied in all material respect with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the SPAC; (vii) to the knowledge of the SPAC, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities to PubCo pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the SPAC is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (iv) to the knowledge of SPAC, there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the SPAC; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the SPAC; (xi) to the knowledge of SPAC, SPAC is not subject to income taxation outside of its jurisdiction of organization as a result of having a permanent establishment or other fixed place of business, and no claim has been made by a Taxing Authority in a jurisdiction where the SPAC has not paid any tax or filed Tax Returns, asserting that the SPAC is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from the SPAC authorizing anyone to act on behalf of such party in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xiii) SPAC is not, or has not ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) SPAC is not currently or has not ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only the SPAC.

(b) The SPAC will not be required to include any material item of income, or exclude any material item of deduction, for any period (or portion thereof) after the Closing Date (determined with and without regard to the transactions contemplated by this Agreement) as a result of: (i) an installment sale transaction occurring on or before the Closing Date; (ii) a disposition occurring on or before the Closing Date reported as an open transaction; (iii) any prepaid amounts received on or prior to the Closing Date or deferred revenue realized, accrued or received outside the ordinary course of business on or prior to the Closing Date; (iv) a change in method of accounting that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used prior to the Closing Date); or (v) an agreement entered into with any Taxing Authority on or prior to the Closing Date; or (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law). SPAC has not made an election pursuant to Section 965(h) of the Code.

(c) The unpaid Taxes of the SPAC for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the SPAC in filing its Tax Return.

(d) Other than actions specifically contemplated by this Agreement or the Transaction Documents, the SPAC has not taken any action nor is aware of any facts or circumstances that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. The SPAC does not have any plan or intent to cause or permit Holdco or SPAC to be liquidated for U.S. federal tax purposes in connection with the Transactions.

4.19 Contracts. Schedule 4.19 of the SPAC Disclosure Letter lists all material Contracts, oral or written to which the SPAC is a party other than those available in full without redaction on the SEC’s website through EDGAR.

4.20 No Alternative Transactions. Neither the SPAC or its respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) or agents, directly or indirectly, are engaged in negotiations or discussions with respect to any Alternative Transactions, and all negotiations and discussions involving the SPAC and relating to potential Alternative Transactions have been terminated.

4.21 Brokers and Finders. Except as set forth Schedule 4.21 of the SPAC Disclosure Letter or as otherwise disclosed in the SPAC SEC Documents, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions based upon arrangements made by and on behalf of the SPAC or any of its Affiliates.

4.22 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, the SPAC, and any of its directors, managers, officers, employees, equity holders, partners, members or representatives, acknowledges and agrees that it has made its own investigation of the Company Group and that neither the Company nor any other member of the Company Group nor any of their of respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company and the Holdco in Article III or in the Additional Agreements, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company Group. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the disclosure schedules delivered by the Company to the SPAC or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC pursuant to an existing confidentiality agreement with the Company or its equity holders) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company or the Holdco, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V or in the Additional Agreements. Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company Group are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article III, with all faults and without any other representation or warranty of any nature whatsoever.

4.23 Business Activities.

(a) Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Organizational Documents or as otherwise contemplated by the Transaction Documents and the transactions contemplated hereby and thereby, there is no agreement, commitment, or governmental order binding upon any of the SPAC or to which any of the SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any of the SPAC or any acquisition of property by any of the SPAC or the conduct of business by any of the SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to any of the SPAC.

(b) Except for the transactions contemplated by the Transaction Documents, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Additional Agreements and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by the Transaction Documents, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) As of the date hereof, except for the Transaction Documents and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), none of the SPAC is a party to any Contract with any other Person that would require payments by any of the SPAC or their respective Subsidiaries after the date hereof in excess of US$100,000 in the aggregate with respect to any individual Contract, other than the expenses incurred in connection with the transactions contemplated under this Agreement.

ARTICLE V
COVENANTS OF THE COMPANY GROUP AND THE SPAC PENDING CLOSING

Each of the Warrantors and the SPAC covenants and agrees that:

5.1 Conduct of the Business

(a) From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, without the prior written consent of the other party, each party shall use commercially reasonable efforts, and shall cause its Subsidiaries and Controlled entities to use commercially reasonable efforts to, conduct their respective business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions, and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties, except, in each case, in connection with any action taken, or omitted to be taken, pursuant to (i) any applicable Laws, and (ii) the Transaction Documents and the other documents and transactions contemplated hereby and thereby. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other parties’ prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company and the SPAC shall not, and the Company shall cause each of its Subsidiaries not to:

(i) materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the SPAC, other than in ordinary course of business consistent with past practice (individually or in the aggregate), which involve payments in excess of US$500,000;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than US$500,000 out of ordinary course of business consistent with past practice (individually or in the aggregate);

(iv) make any capital expenditures in excess of US$500,000 (individually or in the aggregate, other than in the ordinary course of business);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or the SPAC’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding US$500,000, other than in the ordinary course of business consistent with past practice;

(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice or as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect;

(vii) pay, declare or promise to pay any cash, dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay cash or any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate except as provided in existing employment agreements);

(viii) authorize any salary increase of more than 30% for any employee making an annual salary equal to or greater than US$200,000 or in excess of US$300,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group or the SPAC;

(ix) with respect to the Group Company only, obtain or incur any loan or other Indebtedness in excess of US$1,500,000, including drawings under the Company Group’s existing lines of credit; with respect to the SPAC only, obtain or incur any loan or other Indebtedness in excess of US$150,000, including drawings under the SPAC’s existing lines of credit;

(x) suffer or incur any Lien on the Company Group’s or the SPAC’s assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xi) suffer any damage, destruction or loss of property out of ordinary course of business related to any of the Company Group’s or the SPAC’s assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceed US$500,000;

(xii) merge or consolidate with or acquire any other Person or be acquired by any other Person other than pursuant to the transactions contemplated by this Agreement;

(xiii) suffer any insurance policy protecting any of the Company Group’s or the SPAC’s assets with an aggregate coverage amount in excess of US$1,000,000 to lapse;

(xiv) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xv) change the principal place of business or jurisdiction of organization other than pursuant to the transactions contemplated by this Agreement;

(xvi) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount not exceeding US$100,000;

(xvii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock, other than in connection with the SPAC Shares Redemption;

(xviii) make or change any material Tax election or change any annual Tax accounting periods;

(xix) take any action not contemplated by this Agreement or the Transaction Documents that would reasonably be expected to cause the transactions contemplated by this Agreement to fail to qualify for the Intended Tax Treatment; or

(xx) undertake any legally binding obligation to do any of the foregoing.

(b) The SPAC shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the SPAC shall not, and shall not cause its Subsidiaries to amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the SPAC.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

(d) From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XI and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the SPAC, on the other hand, shall, and such Persons shall direct each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the SPAC (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of substantially all of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or substantially all of the outstanding share capital or capital stock or other equity interests of the Company Group or the SPAC in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the SPAC or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the SPAC shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company Group or the SPAC (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section 5.1.

5.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the SPAC shall, and the Company shall cause its Subsidiaries to, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives full access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the SPAC as such Persons may request and (c) cause its respective employees, legal counsel, accountants and representatives to cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the SPAC and, provided further, that any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group or the SPAC. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) and provide a description of the access not granted and/or information not disclosed.

5.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Equity Interest or share capital or capital stock of the SPAC or any of the Company Group’s or the SPAC’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by the Transaction Documents;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by the Transaction Documents;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

5.4 Financial Information. By no later than April 30, 2023, the Company shall deliver to the SPAC audited consolidated financial statements of the Company as of and for the fiscal years ended September 30, 2021 and 2022, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12) month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12) month periods ended on such dates, prepared in conformity with U.S. GAAP under the standards of the Public Company Accounting Oversight Board (the “U.S. GAAP Financials”). The U.S. GAAP Financials shall be (i) prepared from the Books and Records of the Company; (ii) prepared on an accrual basis in accordance with U.S. GAAP; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended. The U.S. GAAP Financials will be complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. The Company Group will provide additional financial information as reasonably requested by the SPAC for inclusion in any filings to be made by the SPAC with the SEC. If reasonably requested by the SPAC, the Company Group shall use their reasonable best efforts to cause such information reviewed or audited by the Company Group’s auditors.

5.5 Trust Account. The Company acknowledges that the SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and be paid in sequence of (i) all amounts payable to SPAC stockholders holding SPAC Units or shares of SPAC Common Stock who shall have validly redeemed their SPAC Units or shares of SPAC Common Stock upon acceptance by the SPAC of the SPAC Units or shares of SPAC Common Stock (the “SPAC Shares Redemption”), (ii) the expenses of the SPAC to the third parties to which they are owed in the amount not exceeding the SPAC Fee Cap, (iii) the Deferred Underwriting Amount to the underwriter in the IPO, (iv) any amounts payable in accordance with any promissory notes issued prior to the Closing, and (v) the remaining monies in the Trust Account to the PubCo. Except as otherwise expressly provided in the Investment Management Trust Agreement, the SPAC shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

5.6 Directors’ and Officers’ Indemnification and Insurance

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the SPAC and the Company Group (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the SPAC or the Company Group, as the case may be, in effect on the date hereof and disclosed in the SPAC SEC Documents or the Company Disclosure Letter, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the SPAC Merger Effective Time, PubCo shall cause the Organizational Documents of PubCo and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the SPAC to the extent permitted by applicable Law. The provisions of this Section 5.6 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Holdco shall, or shall cause PubCo to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) until up to the sixth anniversary of the Closing Date, that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 5.6(b) an annual premium amount in excess of 200% of the amount per annum the SPAC paid in its last full fiscal year, which amount is set forth in Schedule 5.6(b) of the SPAC Disclosure Letter and Schedule 5.6(b) of the Company Disclosure Letter. The SPAC shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other SPAC to honor all obligations thereunder.

(c) On the Closing Date, the PubCo shall enter into customary indemnification agreements reasonably satisfactory to all parties with the individuals set forth on Schedule 5.6(c) of the SPAC Disclosure Letter, which indemnification agreements shall continue to be effective following the Closing.

ARTICLE VI
COVENANTS OF THE COMPANY GRPOUP

Each of the Holdco and the Company agrees that:

6.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Holdco and the Company shall, and shall cause its Subsidiaries to, duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all material Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and orders.

6.2 Reasonable Best Efforts to Obtain Consents. The Holdco and the Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to obtain each third party consent which are required in the ordinary course of business or required to complete the Transaction as promptly as practicable hereafter.

6.3 Annual and Interim Financial Statements. From the date hereof through the Closing Date, within sixty (60) calendar days following the end of each three-month quarterly period, the Company shall deliver to the SPAC, for the first three quarters of the year, unaudited management accounts of the Company. The Company shall also promptly deliver to the SPAC copies of any audited annual consolidated financial statements of the Company that the Company’s auditor may issue.

6.4 Trust Extension.

(a) If the Closing is expected not to occur on or prior to July 6, 2023, the Company or its designated entity(ies) shall, after reasonable discussion with the SPAC in good faith, be entitled to (but not in any way obligated to) select, at its sole discretion as to whether to deposit US$812,577 on behalf of the Sponsor into an escrow account to be held by Wilson Sonsini Goodrich & Rosati as the escrow agent (the “Escrow Account”) on or prior to June 22, 2023 (the “First Extension Funds”). As soon as the escrow agent disburses the First Extension Funds to the Trust Account, the Company or its designated entity(ies), in consideration, will receive a non-interest bearing, unsecured promissory note issued by the SPAC for a principal amount equal to such deposit (the “First Extension Funding Note”), which shall contain the following terms and conditions: (i) if the Closing does not occur, such First Extension Funding Note shall be converted into the SPAC Units issued to the Company or its designated entity(ies) at a price of US$10.00 per unit on the date when this Agreement is terminated in accordance with its terms or the Outside Closing Date, whichever occurs earlier; and (ii) if the Closing does occur, the First Extension Funding Note shall be repaid to the Company or its designated entity(ies) in cash or in the form of additional PubCo Ordinary Shares, as selected by the Company.

(b) If the Closing is expected not to occur on or prior to October 6, 2023, the Company shall, after reasonable discussion with the SPAC in good faith, be entitled to (but not in any way obligated to) select, at its sole discretion as to whether to make the second extension in addition to the first extension as described in Section 6.4(a) above. If so selected by the Company, the Company or its designated entity(ies)shall on behalf of the Sponsor, deposit US$812,577 into the Escrow Account prior to September 6, 2023 (the “Second Extension Funds”). As soon as the escrow agent disburses the Second Extension Funds to the Trust Account, the Company or its designated entity(ies), in consideration, will receive a non-interest bearing, unsecured promissory note issued by the SPAC for a principal amount equal to such deposit (the “Second Extension Funding Note”), which shall contain the following terms and conditions: (i) if the Closing does not occur, such Second Extension Funding Note shall be converted into the SPAC Units issued to the Company or its designated entity(ies) at a price of US$10.00 per unit on the date when this Agreement is terminated in accordance with its terms or the Outside Closing Date, whichever occurs earlier and (ii) if the Closing does occur, the Second Extension Funding Note shall be repaid to the Company or its designated entity(ies) in cash or in the form of additional PubCo Ordinary Shares, as selected by the Company.

6.5 Lock-Up Agreement.

(a) On or prior to the Closing, the Company shall cause certain shareholders of the Company to each enter into an agreement with the SPAC to be effective as of the Closing, pursuant to which at least ninety-five percent (95%) of the Merger Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Company Shareholders Lock-up Agreement in substantially the form attached hereto as Exhibit A.

6.6 PIPE Transaction.

(a) From the date of this Agreement until the earlier of the termination of this Agreement and the Closing Date, the Company shall use commercially reasonable efforts to deliver to the SPAC true, correct and complete copies of each fully executed PIPE Documents, in each case on terms reasonably acceptable to the Company and the SPAC (the “PIPE Investment”).

(b) Unless otherwise consented in writing by SPAC (which consent will not be unreasonably withheld, conditioned or delayed), the Company shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Documents in any material respect. The Company shall use its commercially reasonable efforts to take, or with respect to actions required to be taken by the counterparties to the PIPE Documents, request to be taken by such counterparties, all actions and use its commercially reasonable efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the PIPE Documents s on the terms and conditions described therein, including maintaining in effect the PIPE Documents.

6.7 Reorganization. The Company Group shall (i) use its all commercially best efforts to duly complete the Reorganization as soon as practicable after the Signing Date in the manner set forth on the Reorganization Plan and comply with all applicable Laws in all material respects; and (ii) procure that immediately after the completion of the Reorganization, Holdco will own a hundred percent (100%) of the then-issued and outstanding equity interests of Bestpath BVI, which in turn owns a hundred percent (100%) of the-then issued and outstanding equity interests of Bestpath HK, and Bestpath HK will directly own a hundred percent (100%) of the then-issued and outstanding equity interests in the Company

6.8 Termination of Sponsor Promissory Notes  The SPAC shall cause the Sponsor Promissory Notes to be terminated or the amounts payable under the SPAC Promissory Notes to be fully waived in accordance with the terms thereunder prior to the Closing.

ARTICLE VII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

7.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

7.2 Tax Matters.

(a) Transfer Taxes shall be borne by the PubCo. The party required by Law to file any Tax Returns with respect to Transfer Taxes shall, at the PubCo’s expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the other parties will cooperate and join in the execution of any such Tax Returns. The parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax.

(b) The PubCo shall prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis (taking into account valid extensions of time to file) all Tax Returns of the PubCo or the Company Group required to be filed after the Closing Date. Any such Tax Returns that include a period on or before the Closing Date shall be true, correct and complete in all material respects, and shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding taxable period, except as otherwise required by law.

(c) The PubCo shall retain (or cause the Company Group to retain) all Books and Records with respect to Tax matters of the Company Group for Pre-Closing Periods and for at least seven (7) years following the Closing Date and to abide by all record retention agreements entered into by or with respect to the Company Group with any Taxing Authority.

(d) U.S. Federal Tax Characterization. For U.S. Federal income tax purposes, the parties to this Agreement intend that (i) for purposes of applying Section 351 of the Code to the Transactions, the existence of Merger Sub 1 and Merger Sub 2 will be disregarded as transitory entities formed to effect the acquisition by PubCo of all of the Holdco Shares, SPAC Common Shares and SPAC Rights, (ii) taken together, the exchange of Holdco Shares for PubCo Ordinary Shares and the conversion of shares of Merger Sub 1 to Holdco Shares pursuant to the Initial Merger and the exchange of SPAC Common Stock and SPAC Rights for PubCo Ordinary Shares and the conversion of shares of Merger Sub 2 to SPAC Common Shares and SPAC Rights pursuant to the SPAC Merger will qualify as a tax-deferred exchange under Section 351(a) of the Code, (iii) the Initial Merger will qualify as a “reorganization” under Section 368(a)(1) of the Code, and (iii) the SPAC Merger will not result in gain being recognized under Section 367(a)(1) of the Code by any U.S. stockholder of SPAC (other than any U.S. stockholder that would be a “five-percent transferee shareholder” (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the transaction that does not enter into a five-year gain recognition agreement pursuant to United States Treasury Regulations Section 1.367(a)-8(c)). This Agreement hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. The parties to this Agreement (i) agree to file and retain such information as shall be required under Sections 1.351-3 and 1.368-3 of the United States Treasury Regulations, (ii) shall cause to be timely filed with the SPAC’s U.S. federal income Tax Return for the taxable year that includes the SPAC Merger Effective Time a statement described in Treasury Regulations Section 1.367(a)-3(c)(6), and (iii) agree to file all Tax and other informational returns on a basis consistent with the intended characterization in this Section 2.9, unless required to do otherwise pursuant to a “determination” as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Initial Merger and SPAC Merger as a tax-deferred exchange under Section 351(a) of the Code, as to the qualification of the Initial Merger as a “reorganization” under Section 368(a)(1) of the Code, or as to the effect, if any, that any transaction consummated on, after or prior to the Effective Time has or may have on any such status. Each of the parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Initial Merger and SPAC Merger are determined not to qualify as a tax-deferred exchange under Section 351(a) or the Initial Merger is determined not to qualify as a reorganization under Section 368 of the Code.

(e) The members of the Company Group shall, upon reasonable request, use reasonable best efforts to provide the SPAC and its attorneys, accountants and other tax advisors with any Company Group information reasonably necessary to permit the SPAC and its attorneys, accountants and other tax advisors to analyze the U.S. federal income tax consequences of the Transactions, including the application of Section 367 of the Code and/or Section 7874 of the Code to the Transactions, provided, such information shall not include any identifying information that the Company Group deems to be confidential.

7.3 Settlement of the SPAC’s Liabilities. Concurrently with the Closing, all outstanding liabilities of the SPAC shall be settled and paid in full and reimbursement of out-of-pocket expenses reasonably incurred by the SPAC or SPAC’s officers, directors, or any of their respective Affiliates, in connection with identifying, investigating and consummating a Business Combination.

7.4 Compliance with SPAC Agreements. The PubCo and SPAC shall comply with each of the applicable agreements entered into in connection with the IPO.

7.5 Registration Statement.

(a) As promptly as practicable after the date hereof, (1) the SPAC shall prepare, with the assistance, cooperation and commercially reasonable efforts of the Company Group, and cause to be furnished to the SEC a proxy statement of the SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the SPAC stockholders for the matters to be acted upon at the SPAC Special Meeting and providing the public stockholders of the SPAC an opportunity in accordance with the SPAC’s Organizational Documents and the IPO Prospectus to have their shares of the SPAC Common Stock redeemed in conjunction with the stockholders vote on the SPAC Stockholder Approval Matters (as defined below); and (2) subject to Section 7.5(a)(1), the Company Group shall prepare, with the assistance, cooperation and commercially reasonable efforts of the SPAC, and cause to be filed with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and the Proxy Statement prepared by the SPAC, the “Registration Statement”) in connection with the registration under the Securities Act of the PubCo Ordinary Shares pursuant to this Agreement. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the SPAC stockholders to vote, at a special meeting of the SPAC stockholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (i) the adoption and approval of the Transaction Documents and the transactions contemplated hereby or thereby, including the Initial Merger and SPAC Merger, by the holders of shares of SPAC Common Stock in accordance with the SPAC’s Organizational Documents, the DGCL, Cayman Companies Act, and the rules and regulations of the SEC and Nasdaq, (ii) adoption and approval of PubCo Incentive Plan by the SPAC, (iii) the issuance of PubCo Ordinary Shares to be issued in connection with the Mergers, (iv) such other matters as the Company Group and the SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Initial Merger, the SPAC Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (iv), collectively, the “SPAC Stockholder Approval Matters”), and (v) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of the SPAC. If on the date for which the SPAC Special Meeting is scheduled, the SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Stockholder Approval, whether or not a quorum is present, the SPAC may make one or more successive postponements or adjournments of the SPAC Special Meeting; provided that, without the consent of the Company, in no event shall the SPAC adjourn the SPAC Special Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Outside Closing Date. In connection with the Registration Statement, the SPAC and the Company Group will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SPAC’s Organizational Documents, DGCL, Cayman Companies Act and the rules and regulations of the SEC and Nasdaq. The SPAC shall cooperate and provide the Company Group (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company Group shall provide the SPAC with such information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company Group shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company Group). If required by applicable SEC rules or regulations, such financial information provided by the Company Group must be reviewed or audited by the Company Group’s auditors. The SPAC shall provide such information concerning the SPAC and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the SPAC shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The SPAC will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby.

(b) Each party shall, and shall cause each of its Subsidiaries and Controlled entities to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, SPAC and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the SPAC shall cause the Proxy Statement to be disseminated to SPAC’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and SPAC’s Organizational Documents.

(c) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, SPAC shall distribute the Proxy Statement to SPAC’s stockholders, and, pursuant thereto, shall call the SPAC Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(d) In the event the SEC requires a tax opinion regarding the Section 351 Qualification as it relates to the holders of SPAC Common Stock or SPAC Rights, the SPAC shall use its reasonable best efforts to cause Wilson Sonsini Goodrich & Rosati, Professional Corporation to furnish such opinion, subject to customary assumptions and limitations. Each party shall use reasonable best efforts to execute and deliver customary factual representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

7.6 Registration Rights Agreements. On or prior to the Closing Date, the PubCo shall enter into the Registration Rights Agreement with the Shareholders listed on the signature page thereto, pursuant to which such Shareholders will be granted certain registration rights relating to the PubCo Ordinary Shares to be received by them in accordance with the terms of this Agreement. SPAC shall use reasonable best efforts to terminate that certain registration rights agreement, dated as of October 3, 2022, by and among SPAC and the SPAC Initial Stockholders who are parties thereto (the “SPAC Registration Rights Agreement”), prior to the Closing Date, and shall offer such SPAC Initial Stockholders the opportunity to enter into the Registration Rights Agreement in connection with the consummation of the transactions contemplated hereby with respect to the securities registrable pursuant to SPAC Registration Rights Agreement.

7.7 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company Group, on the one hand, and the SPAC, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

7.8 PIPE Investment. Each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the PIPE Investment on the terms set forth in the PIPE Documents, including using the its commercially reasonable efforts to (i) maintain in full force and effect the PIPE Documents in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Investment set forth in the PIPE Documents that are applicable to such party or any of its Subsidiaries and within the control of such party or any of its Subsidiaries, and to consummate the PIPE Investment at or prior to the Closing, including using its commercially reasonable efforts to cause the investor parties thereto to fund the PIPE Investment at the Closing, (iii) comply on a timely basis with its obligations under the PIPE Documents and (iv) enforce its rights under the PIPE Documents, including by filing one or more lawsuits against the investor parties thereto to fully enforce the investors’ obligations thereunder or assigning the rights of such party to bring such lawsuits to other parties so as to enable other parties to file such lawsuits against the investors. Each party shall give other parties prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Documents, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Documents, (C) any actual or threatened termination or repudiation of any of the PIPE Documents by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Documents or (E) the occurrence of an event or development that such party reasonably expects to have a material and adverse impact on the PIPE Investment. Without the prior written consent of other parties, each party shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any of the PIPE Documents (including, without limitation, any amendment, modification or waiver that (v) adversely affects the availability of all or any portion of the PIPE Investment, (w) adversely affects the termination provisions of, or would result in the termination of, any of the PIPE Documents, (x) reduces the aggregate amount of the PIPE Investment, (y) imposes additional conditions precedent to the availability of the PIPE Investment or amends or modifies any of the existing conditions to the funding of the PIPE Investment or (z) adversely impacts the ability of the Company or the SPAC to enforce its rights against the investors under any of the PIPE Documents), or release or consent to the termination of the obligations of the investors under any of the PIPE Documents.

7.9 New Regulation Filing. Each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to complete all applicable filings with respect to the transactions contemplated by this Agreement, pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies released by the China Securities Regulatory Commission, which will come into effect on March 31, 2023.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1 Conditions to the Obligations of Each Party. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no order shall be in force that prohibits or prevents the consummation of the Closing.

(b) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(c) Each of the Additional Agreements shall have been entered into and the same shall be in full force and effect; provided, that no less than 95% of the Merger Consideration Shares shall be subject to a lock-up in accordance with the terms and conditions more fully set forth in the Company Shareholders’ Lock-up Agreement in substantially the form attached hereto as Exhibit A.

(d) The SPAC Stockholder Approval Matters that are submitted to the vote of the stockholders of SPAC at the SPAC Special Meeting in accordance with the Proxy Statement and SPAC’s Organizational Documents shall have been approved by the requisite vote of the stockholders of SPAC at the SPAC Special Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Stockholder Approval”).

(e) The Required Holdco Shareholder Approval shall have been obtained in accordance with the Holdco’s Organizational Documents and applicable Law.

(f) Immediately after the Closing, the PubCo shall have in excess of US$5,000,000 in net tangible assets.

8.2 Additional Conditions to Obligations of the SPAC. The obligation of the SPAC to consummate the Closing is subject to the satisfaction, or the waiver at the SPAC’s sole and absolute discretion, of all the following further conditions:

(a) The Company and the Holdco shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) The Fundamental Representations set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, except the Fundamental Representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time. The representations of the Company set forth in this Agreement other than the Fundamental Representations shall be true and correct as of the date hereof and as the Closing Date except (i) for representations and warranties that speak as of a specific date or time, which need be true and correct only as of such date or time and (ii) for breaches of the representations and warranties of the Company set forth in ARTICLE III (other than the Fundamental Representations) that, in the aggregate, would not have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk.

(d) All Company Group Consents as set forth on Schedule 3.10 of the Company Disclosure Letter, as amended, shall have been obtained, and no such consent shall have been revoked, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(e) The SPAC shall have received a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 8.2.

(f) The SPAC shall have received (i) a filed copy of the amended and restated memorandum and articles of association of the Surviving Corporation in the form annexed to the Plan of Initial Merger as in effect as of the Closing Date, (ii) the copies of resolutions duly adopted by the board of directors of the Holdco authorizing this Agreement and the transactions contemplated hereby and evidencing the Required Holdco Shareholder Approval, and (iii) a recent certificate of good standing as of a date no earlier than thirty (30) days prior to the Closing Date regarding the Holdco from the jurisdiction in which the Holdco is incorporated.

(g) The Company Group shall have delivered to the SPAC copies of all Company Governmental Approvals, in form and substance reasonably satisfactory to the SPAC, and no such Company Governmental Approval shall have been revoked.

(h) The SPAC shall have received duly executed opinions from the Company’s PRC counsel, in form as agreed upon by the Company and the SPAC, and dated as of the Closing Date.

(i) The Reorganization shall have been consummated.

(j) The SPAC shall have received a copy of each of the Additional Agreements to which the Company is a party duly executed by the Company and such Additional Agreement shall be in full force and effect.

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.2 that have not been fully satisfied as of the Closing will be deemed to have been waived by the SPAC.

8.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The SPAC shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the SPAC contained in Article IV of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the SPAC, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of SPAC to the effect set forth in clauses (a) through (c) of this Section 8.3.

(e) From the date hereof until the Closing, the SPAC shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the SPAC.

(f) The SPAC shall have executed and delivered to the Company each Additional Agreement to which the SPAC is a party.

(g) The SPAC Shares Redemptions shall have been completed in accordance with the terms hereof and the Proxy Statement.

(h) The directors designated by the Holdco shall have been appointed to the board of directors of the SPAC, effective as of the Closing.

(i) PubCo shall remain listed on Nasdaq and the additional listing application for the Merger Consideration Shares shall have been approved by Nasdaq. As of the Closing Date, PubCo shall not have received any written notice from Nasdaq that it has failed, or would reasonably be expected to fail to meet the Nasdaq listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by Nasdaq or the underlying failure appropriately remedied or satisfied.

(j) (i) The SPAC shall have no outstanding Indebtedness as of the Closing Date, except to the extent reflected in the SPAC Transaction Expenses Certificate; and (ii) the SPAC Transaction Expenses shall not exceed the SPAC Fee Cap.

If the Closing occurs, all Closing conditions set forth in Section 8.1 and Section 8.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by the Company Group.

ARTICLE IX
NO SURVIVAL

9.1 No Survival. Representations and warranties of the Warrantors and the SPAC contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company or the SPAC pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Company and the SPAC and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Company or the SPAC or their respective Representatives with respect thereto. The covenants and agreements made by the Company and the SPAC in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

ARTICLE X
DISPUTE RESOLUTION

10.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in Delaware in accordance with and under the then-current provisions of the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 10.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

10.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XI
TERMINATION

11.1 Termination Without Default. In the event that the Closing of the transactions contemplated hereunder has not occurred by January 6, 2024 (the “Outside Closing Date”) and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 11.2 hereof), the SPAC or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by SPAC or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date.

11.2 Termination Upon Default.

(a) The SPAC may terminate this Agreement by giving notice to the Company Group on or prior to the Closing Date, without prejudice to any rights or obligations the SPAC may have, (i) if the Company Group shall have materially breached any of its representations, warranties, agreements or covenants contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by the Company Group of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to the SPAC, without prejudice to any rights or obligations the Company Group may have, if the SPAC shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by the SPAC of a notice describing in reasonable detail the nature of such breach.

(c) Notwithstanding the foregoing, the right to terminate this Agreement under this Section 11.2 shall not be available to any Party if such Party is then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement.

11.3 Effect of Termination. In the event of the termination of this Agreement pursuant to Sections 11.1 and 11.2, this Agreement shall forthwith become void and have no effect without any liability, on the part of any party hereto or its respective Affiliates, officers, directors, shareholders, stockholders, or other Representatives; provided, that this Section 11.3 shall not apply to any liability of the Company or the SPAC, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination.

11.4 Survival. The provisions of Article X through Article XII shall survive any termination of this Agreement.

ARTICLE XII
MISCELLANEOUS

12.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company, Holdco or any Acquisition Entity, to:

Bestpath (Shanghai) IoT Technology Co., Ltd.
3-5/F, No.715, Yingshun Road, Qingpu District,

Shanghai, PRC
Attn: Kecheng Liu; Lily Zhang
Email: Kecheng.Liu@huture-motors.com; lily.zhang@huture-motors.com with a copy to (which shall not constitute notice):

Paul Hastings LLP
43/F, Jing An Kerry Center Tower II
1539 Nanjing West Road
Shanghai 200040, PRC

Attn: Jia Yan; Xunming Cui; Yanqiu Liu

Email: jiayan@paulhastings.com; xunmingcui@paulhastings.com; yanqiuliu@paulhastings.com if to SPAC:

Aquaron Acquisition Corp.

c/o Aquaron Investments LLC

515 Madison Ave., 8th Floor

New York, NY 10022

Attn: Yi Zhou, Chief Executive Officer

Email:   yizhou@aquaroncorp.com with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati Professional Corporation

1301 Avenue of the Americas, 40th Floor

New York, NY 10019-6022

Attn: Sally Yin, Esq.

Email: syin@wsgr.com

12.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the parties hereto, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

12.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

12.4 Publicity. Except as required by law and except with respect to the SPAC SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

12.5 Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection with this the Transaction Documents and the transactions contemplated hereby and thereby, including the deferred underwriting fee of the underwriter of the IPO, and the fees and disbursements of counsel, financial advisors and accountants, shall be borne solely and entirely by the party incurring such fees or expenses; provided, that if the Closing shall occur, PubCo and the Company shall pay or cause to be paid, all fees and expenses incurred by either party that remain unpaid prior to the Closing (i) first from the funds remaining in the Trust Account following the satisfaction of the SPAC Shares Redemption, and (ii) if the cash sources contemplated by the preceding subclause (i) are insufficient to satisfy such fees and expenses, from either its immediately available funds or proceeds from the PIPE Transaction, provided further that in the event that Closing is effected, the PubCo and the Company shall only be obligated to pay or cause to be paid, fees and expenses incurred by the SPAC or the Sponsor in an amount not exceeding the SPAC Fee Cap.

12.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

12.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

12.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

12.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

12.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

12.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

12.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

12.13 Third Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

12.14 Waiver. Reference is made to the final IPO prospectus of the SPAC, dated October 3, 2022 (the “IPO Prospectus”). The Company Group understand that the SPAC has established the Trust Account for the benefit of the public stockholders of the SPAC and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the SPAC may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the SPAC agreeing to enter into this Agreement, the Company Group each hereby agree that he, she or it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC.

12.15 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, notwithstanding anything to the contrary herein, to the fullest extent permitted by law, each of the parties agrees that, (a) without posting bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action, claim or suit in addition to any other remedy to which it may be entitled, at law or in equity, and (b) in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SPAC:

AQUARON ACQUISITION CORP.

By:	/s/ Yi Zhou
	Name:	Yi Zhou
	Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

Bestpath (Shanghai) IoT Technology Co., Ltd. (轻程（上海）物联网科技有限公司)

By:	/s/ Liu Kecheng
	Name:	Liu Kecheng
	Title:	Chairman of Board

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Holdco:

BESTPATH IOT TECHNOLOGY LTD.

By:	/s /Liu Kecheng
	Name:	Liu Kecheng
	Title:	Director

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PubCo:

BESTPATH GROUP LIMITED

By:	/s/ Zhang Li
	Name:	Zhang Li
	Title:	Director

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Merger Sub 1:

BESTPATH MERGER SUB I LIMITED

By:	/s/ Zhang Li
	Name:	Zhang Li
	Title:	Director

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Merger Sub 2:

BESTPATH MERGER SUB II LIMITED

By:	/s/ Zhang Li
	Name:	Zhang Li
	Title:	Director

Signature Page to Agreement and Plan of Merger

SCHEDULE I
Company Disclosure Letter

[Intentionally Omitted]

Schedules to the Agreement and Plan of Merger

SCHEDULE II
SPAC Disclosure Letter

[Intentionally Omitted]

Schedules to the Agreement and Plan of Merger

SCHEDULE III
Reorganization Plan

[Intentionally Omitted]

Schedules to the Agreement and Plan of Merger